AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998
                                                  REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               AMAZON HERB COMPANY
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

FLORIDA                                      2833                                65-0199738
(State or Other Jurisdiction                (Primary Standard Industrial        (I.R.S. Employer Identification No.)
of Incorporation or Organization)            Classification Code Number)

                           725 NORTH A1A, SUITE C-115
                             JUPITER, FLORIDA 33447
                                 (561) 575-7663
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             MR. JOHN H. EASTERLING
                           725 NORTH A1A, SUITE C-115
                             JUPITER, FLORIDA 33447
                                 (561) 575-7663
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             ROBERT C. HACKNEY, ESQ.
                         HACKNEY, MILLER & ROBBINS, P.A.
                            4400 PGA BLVD., SUITE 505
                        PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 627-0677

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
TITLE OF EACH CLASS        AMOUNT TO BE     PROPOSED MAXIMUM          PROPOSED          REGISTRATION
OF SECURITIES TO           REGISTERED       OFFERING PRICE            AGGREGATE         FEE
BE REGISTERED- --                           PER SHARE                 OFFERING

Common Stock.................380,000        $5.50                     $2,090,000        $721
======================================================================================================

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C promulgated under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OF DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               AMAZON HERB COMPANY

                              CROSS REFERENCE SHEET

       ITEM NUMBER AND CAPTION                            PROSPECTUS HEADING
       -----------------------                            ------------------

1.    Front of Registration Statement and                 Forepart of Registration Statement and
        Outside Front Cover of Prospectus......           Prospectus Cover Page
2.    Inside Front and Outside Back Cover Pages           Inside Front and Outside Back Cover Pages
        of Prospectus..........................           of Prospectus
3.    Summary Information and Risk Factors.....           Prospectus Summary and Risk Factors
4.    Use of Proceeds..........................           Use of Proceeds
5.    Determination of Offering Price..........           Risk Factors and Plan of Distribution
6.    Dilution.................................           Dilution
7.    Selling Security Holders.................           Not Applicable
8.    Plan of Distribution.....................           Plan of Distribution
9.    Legal Proceedings........................           Not Applicable
10.   Directors, Executive Officers, Promoters
      and Control Persons......................           Management and Principal Stockholders
11.   Security Ownership of Certain Beneficial
      Owners and Management....................           Management and Principal Stockholders
12.   Description of Securities
      to be Registered.........................           Description of Securities
13.   Interest of Named Experts and Counsel....           Legal Matters
14.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..............................           Not Applicable
15.   Organization Within Last Five Years......           Not Applicable
16.   Description of Business..................           Business
17.   Management's Discussion and Analysis or
      Plan of Operation........................           Plan of Operation
18.   Description of Property..................           Business of the Company
19.   Certain Relationships and Related
      Transactions.............................           Not Applicable
20.   Market for Common Equity and Related
      Stockholder Matters......................           Not Applicable
21.   Executive Compensation...................           Management
22.   Financial Statements.....................           Financial Statements
23.   Changes In and Disagreements With
      Accountants on Accounting and Financial
      Disclosure...............................           Not Applicable


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
DATED JUNE 15, 1998

                      UP TO 380,000 SHARES OF COMMON STOCK

                               AMAZON HERB COMPANY

                   Rainforest Bio-Energetics /registered mark/

                            ------------------------

The Company is offering up to 380,000 shares of Common Stock of Amazon Herb Company (the "Common Stock"). See "Description of Securities."

The minimum offering by the Company will be 275,000 shares of Common Stock ($1,512,500) and the maximum offering will be 380,000 shares of Common Stock ($2,090,000). The Common Stock is offered on a "best efforts, all or none" basis with respect to the minimum number of shares of Common Stock offered hereby, and on a "best efforts" basis with respect to sales of shares of Common Stock thereafter up to the maximum number of shares of Common Stock being offered. Pending the payment for not less than 275,000 shares of Common Stock, all proceeds of this offering will be deposited in an interest bearing escrow account at Bank, (the "Escrow Agent").

The Company reserves the right to use selling agents. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of the Shares. Persons who wish to purchase Shares in this offering must submit a Share Purchase Agreement, attached hereto as Appendix A, together with the required payment, to the Company. The minimum subscription is 25 Shares. See Plan of Distribution. THE COMPANY IS OFFERING INCENTIVES FOR (i) PURCHASE OF AT LEAST 500 SHARES AND (ii) VOLUME DISCOUNTS FOR PURCHASE OF CERTAIN QUANTITIES OF SHARES. SEE "PLAN OF DISTRIBUTION."

An electronic format of this Prospectus is available on the Company's Internet World Wide Web Site at http:/www.amazonherb.com and shares may be purchased electronically at that site.

There has been no public market for any securities of the Company prior to this offering, and there can be no assurance that a public market will develop by reason of this offering. If such a market should develop, there is no assurance that it will be sustained, or that it will develop into a market greater than a limited market. See "Risk Factors."

The initial public offering price for the Common Stock has been determined solely by the Company, and does not necessarily bear any direct relationship to the Company's assets, operations, book or other established criteria of value. See "Risk Factors" and "Dilution."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE OFFERING PRICE. SEE "RISK FACTORS" AND "DILUTION." THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                                UNDERWRITING
                           PRICE TO        DISCOUNTS            PROCEEDS TO
                           PUBLIC(1)       AND COMMISSIONS      COMPANY(3)

- ------------------------------------------------------------------------------
Per Share............       $5.50              $-0-                  $5.50
- ------------------------------------------------------------------------------
Total Minimum........  $1,512,500              $-0-             $1,512,500
- ------------------------------------------------------------------------------
Total Maximum........  $2,090,000              $-0-             $2,090,000
================================================================================

                             Footnotes on Next Page

     The offering of the Common Stock hereunder will terminate not later than , 1998 (the "Termination Date"), provided that, in the sole discretion of the Company, the offering period may be extended for an additional period not to exceed 90 days. The Company has entered into an escrow agreement with Bank, to hold any proceeds from this offering in an interest bearing escrow account subject to certain terms and conditions. If subscriptions for all of the Common Stock offered hereby have not been received and accepted by the Company by the Termination Date, no Common Stock will be sold, and all funds held in escrow will be returned promptly to investors along with any interest accrued thereon. See "Plan of Distribution."

                THE DATE OF THIS PROSPECTUS IS ________, 1998

                             Footnotes to Cover Page

(1) Common Stock is being offered for sale at $5.50 per share. Payment in full for the shares is due upon subscription. Common Stock purchase funds will initially be held in an interest bearing escrow account at _____________________Bank,___________________ . This offering will terminate on or before a date 90 days from the date of this Prospectus unless the maximum amount of shares of Common Stock offered hereby is sold prior to such date, or unless this offering is otherwise extended in the discretion of the Company for a period not to exceed 90 days. When subscriptions for the minimum amount of shares of Common Stock offered hereby have been received and accepted by the Company, such funds will be released from escrow to the Company, and investors whose subscriptions for shares of Common Stock have been accepted by the Company will be issued Common Stock evidencing the number of shares of Common Stock acquired, and the initial escrow will close. See "Common Stock Purchase Information" and "Plan of Distribution."

 (2) Proceeds to the Company are calculated before the deduction of expenses in connection with this offering and payable by the Company, which are estimated to be $120,000 if the minimum number of shares of Common Stock offered hereby are sold, and $140,000 if the maximum number of shares of Common Stock offered hereby are sold, and include filing, legal, accounting, printing and other miscellaneous fees.

Rainforest Bio-Energetics/registered mark/ is a trademark of the Company.

(INSIDE FRONT COVER)





(Appearing on the inside front cover of the Prospectus will be color pictures of the products manufactured and distributed by the Company, each as it appeared on May 15, 1998.)

                               PROSPECTUS SUMMARY

This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following information is selective and qualified in its entirety by the detailed information (including financial information and notes thereto) appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and does not purport to be complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Common Stock. Except as set forth in the Company's financial statements or as otherwise indicated herein, all information in this Prospectus has been adjusted to reflect the 1-for-2.5 reverse stock split of the Company's Common Stock effected on May 1, 1998.

                        COMMON STOCK PURCHASE INFORMATION

Subscribers purchasing shares of Common Stock should make checks payable to " Bank, as Escrow Agent for Amazon Herb Company". Subscribers must complete a Subscription Agreement in the form attached as Appendix A to this Prospectus. For convenience, an actual Subscription Agreement has been included with this Prospectus. Additional copies of the Subscription Agreement may be obtained by writing or calling or faxing the Company at its executive office; 725 North A1A, Suite C-115, Jupiter, Florida, 33447, Attn: Shareholder Relations Coordinator, telephone (561) 575-7663 and facsimile (561) 575-7935. All checks and Subscription Agreements should be forwarded to the Company at its Jupiter, Florida office.

                                   THE COMPANY

     Amazon Herb Company, a Florida corporation, was incorporated on June 6, 1990. The Company is authorized to issue two classes of capital stock, which are Common Stock and Preferred Stock. The total authorized Common Stock of the Company is 8,000,000 shares, $.01 par value. The total authorized Preferred Stock of the Company is 2,000,000 shares, $1.00 par value. The Company's principal executive offices are located at 725 North A1A, Suite C-115, Jupiter, Florida 33447; and its telephone number is (561) 575-7663.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. There can be no assurance that the Company will have substantial product sales or revenues or that it will be able to sell its products at a profit. Other risk factors include the Company's reliance on third-party producers and the Company's reliance on independent distributors and wholesalers for product sales. See "Risk Factors."

                                  THE OFFERING

Securities Offered by the
  Company...............................

                                        Minimum: 275,000 shares of Common Stock
                                        Maximum: 380,000 shares of Common Stock

Price per share:  ......................$5.50

Common Stock Outstanding
  before Offering.......................2,733,200 Shares

Common Stock Outstanding
 after Minimum Offering................ 3,008,200 Shares

Common Stock Outstanding
 after Maximum Offering................ 3,113,200 Shares

Use of Proceeds........................ Marketing, new product introductions, and for working capital and general corporate purposes.

                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The information set forth below has been selected from the Financial Statements of Amazon Herb Company. This information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements, including the notes thereto, included elsewhere in this memorandum. The per share data has been adjusted to reflect the 1 for 2.5 share reverse split of the common stock that became effective on May 1, 1998.

                                                           (000)

                                         YEAR ENDED JUNE 30,              NINE MONTHS ENDED MARCH 31,
                                         -------------------              ---------------------------
                                                  1996        1997                1997         1998
                                                  ----        ----                ----         ----
STATEMENT OF INCOME DATA:

  NET SALES                                    $ 2,119      $ 2,378              $1,855        $1,799
  Gross Profit                                   1,358        1,346               1,265         1,241
  Income from operations                           113          132                 164           170
  Net income                                        83           92                 136           140
  Net income per Share                            .025         .025                .049          .051
  Weighted average number of
       Shares outstanding                    2,733,200    2,733,200           2,733,200     2,733,200

                                            JUNE 30, 1997                    MARCH 31, 1998
                                               ACTUAL                   ACTUAL           AS ADJUSTED
                                               ------                   ------           -----------
BALANCE SHEET DATA:
  Total assets                                  814                        881            2,273,500
  Long-term debt                                  2                          0                  -0-
  Shareholders' equity                          647                        787            2,179,500

                                  RISK FACTORS

An investment in the Common Stock offered hereby involves a high degree of risk and is not an appropriate investment for persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing any of the Common Stock.

THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT THE COMPANY'S OBJECTIVES, EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING INDUSTRY PERFORMANCE, THE COMPANY'S OPERATIONS, ECONOMIC PERFORMANCE, FINANCIAL CONDITION, GROWTH STRATEGIES AND MARGINS AND GROWTH IN SALES OF THE COMPANY'S PRODUCTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED BELOW UNDER THIS "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

DEPENDENCE UPON KEY PERSONNEL. The Company's success is heavily dependent upon the continued active participation of its current executive officers, key employees and consultants, particularly John H. Easterling. Loss of the services of one of these executives, employees or consultants could have a material adverse effect upon the development of the Company's business. The Company has no employment agreement with but maintains $3 million "key man" life insurance on Mr. Easterling's life. It does not have employment contracts with or life insurance on any other officers or employees. There can be no assurance that the Company will be able to recruit or retain other qualified personnel should it be necessary to do so. See "Management."

NETWORK MARKETING RISKS. The Company's network marketing system is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies. The Company is subject to the risk that in one or more of its markets, its marketing system could be found not to be in compliance with applicable regulations. Failure by the Company to comply with these regulations could have a material adverse effect on the Company and a particular market or the Company's markets in general.

COMPETITION. The market for the sale of dietary supplements is highly competitive. There are numerous companies in the industry selling products to retailers, including mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Most of these companies are privately held and the Company is unable to precisely assess the size of its competitors or where it ranks in comparison to such privately held competitors with respect to sales to retailers. No company is believed to control more than 10% of this market. Although Amazon Herb competes with other health and nutritional food companies, the Company believes its primary competition stems from other direct sales companies. The Company competes in the recruitment of independent sales people with other direct sales organizations whose product lines may or may not compete with the Company's products.

Certain of the Company's competitors are substantially larger than the Company and have greater financial resources than the Company. The principal competitive factors affecting the market for the Company's products include product quality, packaging, brand recognition, price and distribution capabilities. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company competes with a variety of domestic and international suppliers of dietary supplement products, many of whom have substantially greater financial, distribution and marketing resources and have achieved a higher level of brand recognition than the Company. Increased competition could result in price reductions, reduced profit margins and loss of market share, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business of the Company -- Competition."

RELIANCE ON THIRD PARTIES FOR MANUFACTURING. The Company currently relies upon third parties to manufacture and package substantially all of its products at facilities in Woodbine, Iowa and Titusville, Florida. The Company's business, results of operations and financial condition would be materially adversely affected if any one of the manufacturers were unable, for any reason, to meet the Company's delivery commitments or if a manufacturer were unable to continue to produce a product being marketed and distributed by the Company. The Company maintains business interruption insurance. There can be no assurance, however, that such insurance will continue to be available at a reasonable cost or, if available, will be adequate to cover any losses that may be incurred from an interruption in the Company's manufacturing and distribution operations. See "Business of the Company-- Manufacturing and Processing."

FOREIGN SUPPLY. Currently, all of the raw materials used by the Company are grown outside of the United States, in the Amazon Rainforest, primarily in Peru and to a lesser extent in other South American countries. The foreign supply of botanicals is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls and changes in governmental policies. Because the raw materials used by the Company are extracted from the rainforest and because Management believes that there is growing international pressure to restrict harvesting of plants and materials in the rainforest for a variety of reasons, it is possible that the governments controlling the rainforest may significantly impede or impose restrictions on the harvesting of raw materials in the future. Because the raw materials used by the Company are extracted from countries which have or are experiencing political instability and/or insurrection, it is possible that guerrilla activity or counter-insurgency activity by these governments may significantly impede the harvesting of raw materials. Any such impediment could have a material adverse impact on the Company. While the Company has not to date experienced any material adverse effects due to such risks, there can be no assurance that such events will not occur in the future with the result of possible increases in costs and delays of, or interferences with, product deliveries resulting in losses of revenues and goodwill. See "Business of the Company- Purchasing of Raw Materials."

FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION. As part of the Company's ordinary business operations, the Company will be required to purchase raw materials from the suppliers. The Company may be required to accomplish such purchases through the use of foreign currencies. As a result, fluctuations in exchange rates of the United States dollar against foreign currencies could adversely affect the Company's results of operations. The Company may attempt to limit its exposure to the risk of currency fluctuations by purchasing forward exchange contracts which could expose the Company to substantial risk of loss. In such a transaction, the Company would purchase a predetermined amount of foreign currency to ensure that the Company in the future will own a known amount of such currency to pay for goods at a predetermined cost. The Company believes that the use of such transactions will successfully allow the Company to better determine costs involved in its operations, and thus better manage currency fluctuations. There can be no assurance that the Company will in the future successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on the Company.

DEVELOPMENT OF NEW PRODUCTS; NEED TO MANAGE PRODUCT INTRODUCTIONS. The dietary supplement industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. The Company's goal is to expand its portfolio of dietary supplement products through the development of new products serving niche segments of the industry, and introduce such new products on a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences. The Company believes that its future growth will depend, in part, on its ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. There can be no assurance that the Company will be successful in acquiring, developing, introducing and marketing new products on a timely and regular basis. If the Company is unable to develop and introduce new products or if the Company's new products are not successful, the Company's sales may be adversely affected as customers seek competitive products. In addition, the introduction or announcement of new products by the Company could result in reduction of sales of the Company's existing products, requiring the Company to manage carefully product introductions in order to minimize disruption in sales of existing products. There can be no assurance that the introduction of new product offerings by the Company will not cause distributors and consumers to reduce purchases or consumption of existing Company products. Such reduction of purchases or consumption could have a material adverse effect on the Company's business, operating results and financial condition.

ARBITRARY DETERMINATION OF OFFERING PRICE. The offering price of the Common Stock was arbitrarily determined by the Company. Among the factors considered by the Company in establishing the offering price of the Common Stock was the proceeds to be raised by the Company, the percentage of ownership to be held by investors in this offering, the experience of the Company's management and the current market conditions in the over-the-counter securities market. Accordingly, there is no relationship whatsoever between the offering price and the assets, earnings or book value of the Company, or any other recognized criteria of value.

NO DIVIDENDS ON COMMON STOCK ANTICIPATED. The Company has not paid any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. Therefore, any potential purchaser of the Common Stock whose decision to invest in the Common Stock is based upon an expectation of dividend payments should refrain from purchasing the shares of Common Stock. See "Dividend Policy."

SHARES AVAILABLE FOR RESALE. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this offering, and assuming that the maximum number of shares offered hereby have been sold, the Company will have 3,113,200 shares of Common Stock outstanding. All shares of Common Stock outstanding (including the 380,000 Shares sold in this offering) will be freely transferable without restriction of further registration under the Securities Act, unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act as currently in effect. The Company is unable to estimate when or the number of foregoing shares that may be sold by existing stockholders because such sales will depend upon the market price for the Common Stock, the personal circumstances of the seller and other factors. The future sales of Common Stock or the availability of such shares of Common Stock for sale may have an adverse effect on the market price of the Common Stock prevailing from time to time. If such future sales did adversely affect the market price of the Common Stock, the Company's ability to raise additional funds through an equity offering at such time could be adversely affected. See "Principal Stockholders" and "Shares Eligible for Future Sale."

DEPENDENCE ON TRADEMARKS AND PROPRIETARY RIGHTS; NO ASSURANCE OF ENFORCEABILITY. The Company's success will depend in part on its ability to obtain and preserve its trademarks and to operate without infringing the proprietary rights of third parties. There can be no assurance that any applications related to the Company's trademarks will provide the Company with a competitive advantage or will afford protection against competitors with products similar to those offered by the Company, or that competitors of the Company will not circumvent, or challenge the validity of, the Company's trademarks. In addition, in the event that another party infringes the Company's trademarks, the enforcement of such rights is at the option of the Company and can be a lengthy and costly process, with no guarantee of success. Finally, although to date no claims have been brought against the Company alleging that its trademarks infringe intellectual property rights of others, there can be no assurance that such claims will not be brought against the Company in the future, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company could be required to obtain a license in order to continue to provide products under its trademarks or could be enjoined from utilizing its trademarks if such a license were not made available on acceptable terms. If the Company becomes involved in such litigation, it may require significant Company resources, which may materially adversely affect the Company. See "Business of the Company --Trademarks."

DILUTION. Present stockholders of the Company acquired their shares of Common Stock at an average cost of approximately $0.29 per share, an amount substantially less than the $5.50 per share to be paid by public investors. The Company's net tangible book value as of March 31, 1998, without giving effect to any outstanding warrants or options of the Company, was $787,067 or $0.29 per share and will increase to approximately $2,179,384, or $0.73 per share if the minimum number of shares of Common Stock offered hereby is sold, and $2,454,384, or $0.82 per share, if the maximum number of shares of Common Stock offered hereby is sold. The result will be an immediate and substantial dilution of the net tangible book value of the shares of Common Stock acquired by the public investor of $4.77 (87%) per share if the minimum number of shares of Common Stock offered hereby is sold, and $4.68 (85%) per share if the maximum number of shares of Common Stock offered hereby is sold. Public investors therefore will bear most of the risk of loss, while control of the Company will remain in the hands of the present management and stockholders. See "Dilution."

ESCROW OF INVESTORS' FUNDS PENDING SALE OF MINIMUM NUMBER OF SHARES OFFERED. Under the terms of this offering, the Company is offering the shares on a "275,000 shares or none, best efforts" basis. If the minimum number of shares is sold, the remaining 105,000 shares will be offered on a "best efforts" basis until all of the shares are sold or the offering period ends, whichever occurs first, unless the offering is terminated earlier by the Company. Therefore, no commitment exists by anyone to purchase all or any part of the shares offered hereby. Consequently, there is no assurance that all of the shares offered hereby will be sold, and subscribers' funds may be escrowed for so long as 90 days (or a period of 180 days if the offering period is extended by the Company) and then returned promptly with interest thereon, in the event all of the shares offered hereby are not sold within the 90 day offering period. Investors, therefore will not have the use of any funds paid for the purchase of the shares during the offering period. In the event the Company is unable to sell all of the shares offered hereby within the offering period, the offering will be withdrawn. See "Plan of Distribution."

DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Company's Articles of Incorporation and Bylaws require the Company to indemnify and hold harmless its directors and officers from and against and in respect of certain losses, damages, deficiencies, expenses or costs which may be incurred or suffered by such directors and officers as a result of their serving in such capacities with the Company. See "Certain Provisions of Florida Law and of the Company's Articles of Incorporation and Bylaws."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE OF COMMON STOCK. Prior to this offering, there has been no public market for any of the shares of the Company's Common Stock, and there can be no assurance that a trading market will develop, or if developed, that it will be developed into something greater than a limited market. The trading price of the shares of Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions in the industries in which the Company operates.

DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS. Although the Company intends to apply the net proceeds of this offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

LACK OF A MAJORITY OF INDEPENDENT DIRECTORS. Upon completion of the offering of the shares, the Company's board of directors will have only two independent directors. As such, upon completion of the offering of the shares, the majority of the Company's directors will be either officers of the Company, persons related to the officers of the Company, or persons who provide consulting or advisory services to the Company in exchange for remuneration. See "Management."

GOVERNMENT REGULATION. The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods.

The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements which include vitamins, minerals, nutritional supplements and herbs, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

DSHEA provides for specific nutritional labeling requirements for dietary supplements effective January 1, 1997, although final regulations have not been published and implementation will be delayed. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. The Company anticipates that the FDA will finalize CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs. The Company currently manufactures its vitamins and nutritional supplement products in compliance with the applicable food CGMPs.

The FDA has proposed but not finalized regulations to implement DSHEA, including those relating to nutritional labeling requirements. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Company's vitamin and nutritional products and could, among other things, require the recall, reformulation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including, depending on the product category, warning letters, fines, product recalls and seizures.

Governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

Amazon Herb is subject to regulation under various international, state and local laws which include provisions regulating, among other things, the operation of direct sales programs. In addition, many countries currently have laws that would restrict or prohibit direct sales companies, such as Amazon Herb, from conducting business therein.

In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company. See "Business of the Company--Government Regulations."

MANAGING GROWTH. The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and future customers, the Company has substantially increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company.

POTENTIAL EFFECT OF ADVERSE PUBLICITY. The Company's products consist of herbs and other ingredients that the Company regards as safe when taken as suggested by the Company and that various scientific studies have suggested may involve health benefits. While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits of its products. The Company is highly dependent upon consumers' perception of the overall integrity of its business, as well as the safety and quality of its products and similar products distributed by other companies which may not adhere to the same quality standards as the Company. The Company could be adversely affected if any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers or should scientific studies provide unfavorable findings regarding the effectiveness of the Company's products. Amazon Herb's ability to attract and retain independent distributors could be adversely affected by negative publicity relating to it or to other direct sales organizations.

RELIANCE ON INDEPENDENT DISTRIBUTORS. Amazon Herb's sales are directly dependent upon the efforts of its independent associates (distributors), and any growth in sales volume will require an increase in the productivity or the number of such distributors. As is typical in the direct sales industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new associates by existing associates in order to maintain the size of the associate network. The Company experiences seasonal decreases in associate sponsoring and product sales due to summer and winter holiday periods. Other factors such as general economic conditions and negative publicity relating to Amazon Herb or other direct sales organizations could also adversely affect the ability of Amazon Herb to maintain or expand its distributor network. The loss of a key associate or group of associates could adversely affect sales of Amazon Herb products and impair Amazon Herb's ability to attract new distributors.

RISKS ASSOCIATED WITH INTERNATIONAL MARKETS. An element of the Company's future growth strategy is to increase the distribution and sale of the Company's products into international markets. The Company's existing and planned international operations are subject to political and economic uncertainties, including, among other things, inflation, risk of modification of existing arrangements with governmental authorities, transportation, tariffs, export controls, government regulation, currency exchange rate fluctuations, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities or confiscation of property. Changes related to these matters could have a material adverse effect on the Company.

YEAR 2000 COMPLIANCE RISK. The Company uses computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions, including calculation of commissions due to Associates. Computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. The Company is reviewing its computer programs and systems to ensure that the programs and systems will function properly and be in compliance for the year 2000. To the extent that these software applications contain code that is unable to appropriately interpret upcoming calendar year 2000, some level of modification of such source code or applications will be necessary. The Company is currently in the process of evaluating its computer software programs and operating systems to ensure such programs and systems will be able to process transactions in the year 2000. The Company does not believe that the costs to modify its programs or systems will be material to its financial condition or results of operations However, while the estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations, there can be no assurance to this effect. In addition, the Company cannot predict the effect of the year 2000 problem on entities with which the Company transacts business, and there can be no assurance that the effect of the year 2000 problem on such entities will not have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY CLAIMS. As a marketer of vitamin and nutritional supplements and other products that are ingested by consumers or applied to their bodies, the Company may be subjected to various product liability claims, including, among others, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While such claims to date have not been material to the Company and the Company maintains product liability insurance, there can be no assurance that product liability claims and the resultant adverse publicity will not have a material adverse effect on the Company.

CONCENTRATION OF OWNERSHIP; CERTAIN ANTI-TAKEOVER CONSIDERATIONS. The Company's directors and executive officers and certain of their affiliates beneficially own approximately 83.5% of the outstanding Common Stock. Accordingly, these shareholders will continue to have the ability to elect all of the directors of the Company and to thereby direct or substantially influence the management, policies and business operations of the Company and will have the power to control the outcome of any matters submitted to a vote of the Company's shareholders. The Company's Board of Directors has the authority to approve the issuance of 2,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain provisions of Florida law, as well as the issuance of preferred stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving the Company, as well as the removal of management, even if such events would be beneficial to the interests of the Company's shareholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

                                 USE OF PROCEEDS

The net proceeds to the Company from the sale of Common Stock (after deducting offering expenses) are estimated to be approximately $1,392,500 if the minimum number of 275,000 shares of Common Stock is sold and $1,950,000 if the maximum number of 380,000 shares of Common Stock is sold. The following table sets forth the estimated application by the Company of the net proceeds to be derived from the sale of Common Stock offered hereby.

                                        MINIMUM OFFERING        MAXIMUM OFFERING

Total Proceeds to Company                  $1,512,500              $2,090,000
Less Offering Expenses:
         Legal and Accounting                  60,000                  60,000
         Printing and Advertising              50,000                  70,000
         Filing Fees                            5,721                   5,721
         Miscellaneous                          4,279                   4,279

         Net Proceeds to Company           $1,392,500              $1,950,000

Intended Use of Proceeds:
Marketing and
New Product Introduction (1)                 $800,000              $1,100,000
General Working Capital (2)                  $592,500              $  850,000

(1) Represents funds required to implement the Company's sales and marketing programs. This will include the creation of new marketing tools for the Company's independent distributors, incentive programs and events for distributors, attendance at trade shows, research, development and introduction of new products. See "Business of the Company-- Product Distribution/ Direct Sales Through Independent Distributors."

(2) Represents funds which will support the basic operations of the Company, including but not limited to funds for office rent, utilities, salaries and miscellaneous expenses.

Pending the expenditure of the proceeds of this offering, the Company may make temporary investments in insured certificates of deposit, insured short-term interest-bearing deposits, United States Government obligations or insured money market certificates.

                                 DIVIDEND POLICY

The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. See "Description of Securities."

                                    DILUTION

As of March 31, 1998, there were 2,733,200 shares of Common Stock outstanding (as adjusted for the 1 for 2.5 reverse split effective May 1, 1998) having a net tangible book value of $787,067 or approximately $0.29 per share. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding. Upon completion of this offering, there will be 3,008,200 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $2,179,567 or approximately $0.72 per share if the minimum number of Shares is sold; and 3,113,200 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $2,737,067 or approximately $0.88 per share if the maximum number of Shares is sold. The net tangible book value of each share will have increased by approximately $0.48 per share to present stockholders, and decreased by approximately $4.78 per share (a dilution of 87%) to public investors if the minimum number of shares is sold, and the net tangible book value of each share will have increased by approximately $0.64 per share to the present stockholders and decreased by approximately $4.62 per share (a dilution of 84%) to public investors if the maximum number of shares is sold.

The following tables set forth the percentage of equity to be purchased by public investors in this offering compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the shares of Common Stock by public investors as compared to the total cash consideration paid by the present stockholders of the Company.

           ASSUMING THE MINIMUM NUMBER OF SHARES OF COMMON STOCK SOLD

                                          TOTAL SHARES OF PURCHASED            CONSIDERATION
                                           -----------  -----------                  AVERAGE PRICE
                                          NUMBER    PERCENT    AMOUNT    PERCENT   PAID PER SHARE(1)
                                          ------    -------    ------    -------   -----------------
Existing Stockholders.....              2,733,200      91%     $787,067     24%         $0.29
New Investors........................     275,000       9%   $1,512,500     76%         $5.50
                                        ---------     ---    ----------    ---
          TOTAL......................   3,008,200     100%   $1,980,404    100%
                                        =========     ===    ==========    ===

- ---------------

(1) Based on the average value per share paid by existing stockholders to the Company and a public offering price of $5.50 per share of Common Stock paid by new investors.

 ASSUMING THE MAXIMUM NUMBER OF SHARES SOLD

                                                  SHARES PURCHASED               TOTAL CONSIDERATION

                                              ---------------  -------------               AVERAGE PRICE
                                                NUMBER      PERCENT     AMOUNT   PERCENT   PAID PER SHARE(1)
                                                ------      -------     ------   -------   -----------------
Existing Stockholders..                       2,733,200       90%      $787,067    18%          $0.29
New Investors.................                  380,000       10%    $2,090,000    82%          $5.50
                                              ---------      ---     ----------   ---
          TOTAL.............                  3,113,200      100%    $2,557,904   100%
                                              =========      ===     ==========   ===

- ---------------

(1) Based on the average value per share paid by existing stockholders to the Company and a public offering price of $5.50 per share of Common Stock paid by new investors.

The Company has reserved an aggregate of 1,000,000 shares of its Common Stock for its officers, directors, employees and consultants to purchase pursuant to its Stock Option Plan. As of the date of this Prospectus, the Company has not issued any options pursuant to the terms of its Stock

Option Plan. The above paragraph does not give effect to the possible issuance of up to 1,000,000 additional shares of the Company's Common Stock upon exercise of any options which have been, or may yet be, granted under the Stock Option Plan. The issuance of shares of the Company's Common Stock upon the exercise of options which may be granted under the Stock Option Plans would result in further dilution in the interests of stockholders if at the time of exercise, the Company's net tangible book value per share is greater than the exercise price of any such options. See "Stock Option Plan."

                                 CAPITALIZATION

The following tables set forth at March 31, 1998 (i) the actual capitalization of the Company and (ii) the capitalization as adjusted to reflect the sale of the minimum and the maximum number of Shares of Common Stock offered hereby (based upon an initial public offering price of $5.50 per Share and the application of the net proceeds therefrom). The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                      ASSUMES MINIMUM NUMBER OF SHARES SOLD

                                 MARCH 31, 1998

                               ------------------

                                                                        ACTUAL (1)            AS ADJUSTED (2)
                                                                        ----------            ---------------
                                                                                               (UNAUDITED)
Stockholders' equity:
  Common Stock, $.01 par value, 8,000,000 shares authorized;
     2,733,200 shares outstanding (3,008,200)...........                  27,332                   30,082
Additional paid-in-capital....................................           497,768                1,887,518
  Preferred Stock, $1.00 par value, 2,000,000 shares
     authorized; no shares outstanding...........                            -0-                      -0-
Offering Expenses.......................................                (19,540)                 (19,540)
Retained Earnings.......................................                 281,507                  281,507
                                                                        --------               ----------
     Total stockholders' equity.................................         787,067                2,179,567
          Total capitalization..................................         787,067                2,179,567
                                                                        ========               ==========

- ---------------

(1) Derived from the Financial Statements of the Company included elsewhere in this Prospectus.

(2) As adjusted to reflect the sale of the minimum number of Shares offered hereby and the application of the net proceeds set forth in "Use of Proceeds."

                      ASSUMES MAXIMUM NUMBER OF SHARES SOLD

                                 MARCH 31, 1998

                               ------------------

                                                                       ACTUAL(1)             AS ADJUSTED(2)
                                                                       ---------             --------------
                                                                                               (UNAUDITED)
- ---------------
Stockholders' equity:
 Common Stock, $.01 par value, 8,000,000 shares authorized;
     2,733,200 shares outstanding (3,113,200)..........                   27,332                  31,132
 Additional paid-in-capital....................................          497,768               1,887,518
 Preferred Stock, $1.00 par value, 2,000,000 shares
     authorized; no shares outstanding...........                             -0-                     -0-
Offering Expenses.......................................                 (19,540)                (19,540)
Retained Earnings.......................................                 281,507                 281,507
                                                                         -------               ---------
     Total stockholders' equity.................................         787,067               2,737,067
          Total capitalization..................................         787,067               2,737,067
                                                                         =======               =========


(1) Derived from the Financial Statements of the Company included elsewhere in this Prospectus.

(2) As adjusted to reflect the sale of the maximum number of Shares offered hereby and the application of the net proceeds set forth in "Use of Proceeds."

                             SELECTED FINANCIAL DATA

The statement of operations and balance sheet information set forth below as of June 30, 1997 and for the year ended June 30, 1997, are derived from, and are qualified by reference to, the financial statements of the Company which have been audited by Bernard J. Donth, independent certified public accountants. The financial statements as of June 30, 1997, and the report thereon, are included elsewhere in this Prospectus. The selected data for the six months ended December 31, 1997 are derived from the unaudited financial statements of the Company, and in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data have been included. The information below should be read in conjunction with the consolidated Financial Statements and Notes thereto included in this Prospectus. The Company's historical operating results are not necessarily indicative of the results of any future period. The per share data has been adjusted to reflect the 1 for 2.5 reverse split of the common stock that was effective on May 1, 1998.

                                           YEAR ENDED JUNE 30,                     NINE MONTHS ENDED
                                                 (000)                                 MARCH 31,
                                   -----------------------------------           ---------------------
                                         1996              1997                    1997          1998
                                         ----              ----                    ----          ----
Income Statement Data:
Net Sales.................              $2,119           $2,378                  $1,855        $1,799
Gross Profit .............               1,358            1,346                   1,265         1,214
Operating income..........                 113              132
Other income (expenses),
      net.................                   8                0
Income before taxes.......                 121              132                     164           170
Net income................                  83               92                     136           140
Net income per share (1)                   .01              .01                    .049          .051
Weighted average shares
      outstanding (1).....           2,733,200        2,733,200               2,733,200     2,733,200




                                               June 30,                                March 31,
                                                (000)
                                  ----------------------------------

                                       1996                1997                          1998
                                  ---------------      -------------                 -------------
Balance Sheet Data:
Total assets...........                 925                  814                          881
Long-term debt, less                      9                    2                            0
     current portion

Stockholders' equity                    499                  647                          787

(1) Net income per share is computed assuming 2,733,200 shares issued and outstanding on May 1, 1998, were outstanding for all periods presented.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements of Amazon Herb Company and the financial information appearing elsewhere herein.

Amazon Herb Company's historic operations have consisted of sourcing and marketing food and dietary supplements produced from products grown in the Amazon Rainforest of Peru, Brazil, Paraguay and Uruguay. The primary costs of operating the Company's herb business are those related to the network marketing of its products.

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

REVENUES AND GROSS PROFITS. Revenues decreased by 3.0% to $1,799,770 for the period ending March 31, 1998 compared to $1,855,860 for the period ending March 31, 1997. Even though actual sales decreased, booked orders were running at a higher rate than the previous period. Gross profits decreased by 2% to $1,240,893 for the period ending March 31, 1998 compared to $1,265,479 for the period ending March 31, 1997.

OPERATING EXPENSES. Operating expenses totaled $1,070,837 for the period ending March 31, 1998, a decrease of 3% from $1,101,073 for the period ending March 31, 1997. The decrease in operating expenses was attributable to the reduction of selling expenses and raw material costs.

INCOME FROM OPERATIONS. Income from operations increased to $170,056 for the period ending March 31, 1998 as compared to $164,406 for the period ending March 31, 1997. The increase of 3% reflects the better margins due to lower operating costs..

LIQUIDITY AND CAPITAL RESOURCES At March 31, 1998, the Company had cash balances totaling $20,104 and a working capital balance of $779,717. This compares to a cash balance of $35,497 and working capital of $664,104 as of March 31, 1997.

The Company's primary liquidity needs are to upgrade distributors' sales tools, for new product introductions, to fund inventory purchases, and for marketing purposes. Historically, the Company has funded its operations through operating profit, shareholder loans, bank borrowings, and the sale of stock.

The Company's accounts receivable decreased 17.1% to $192,725 from the period ending March 31, 1998 compared to $232,420 from the period ending March 31, 1997. The decrease in accounts receivable was attributable to more efficient collections and stronger credit policy.

At March 31, 1998, the Company's material capital commitments relate to the direct public offering of its stock, otherwise, the Company has no plans to expend capital resources outside of ordinary operating expenses. The Company intends to use funds available for additional marketing and tools for the distributors.

At March 31, 1998, the Company's capital resources consisted of bank credit lines, capital leases and cash on hand.

With the cash on hand the Company believes that it has sufficient capital to satisfy its anticipated working capital requirements for at least the next twelve months.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

REVENUES AND GROSS PROFITS. Revenues increased by 12.2% to $2,378 for the year ended September 30, 1997 compared to $2,119 for the year ended September 30, 1996. The increase in sales was attributable to the addition of approximately 4,000 sales representatives during the year. Gross profits increased by .9% to $1,358,000 for the year ended September 30, 1997 from $1,346,000 for the year ended September 30, 1996. The increase in gross profits was attributable to an increase in sales during the period which was partially offset by higher raw material costs.

OPERATING EXPENSES. Operating expenses totaled $1,214,000 for the year ended June 30, 1997 a decrease of 2.6% from $1,245,000 for the year ended June 30, 1996. The decrease in operating expenses during the current year was primarily attributable to a decrease in general and administrative and depreciation expenses.

INCOME FROM OPERATIONS. Income from operations increased to $92,000 for the year ended June 30, 1997 a 10.8% increase from the $83,000 for the corresponding period of the prior year. This increase was a result of lower operating expenses.

YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

REVENUES AND GROSS PROFITS. Revenues increased by 64.1% to $2,119,000 for the year ended June 30, 1996 compared to $1,291,000 for the year ended June 30, 1995. The increase in sales was attributable to an increase in the consumer and distributor base. Gross profits increased by 34.5% to $1,358,000 for the year ended June 30, l996 from $1,010,000 for the year ended June 30, 1995. The increase in gross profits was attributable to an increase in sales during the period which were partially offset by a reduction in gross margins. The reduction in gross margins was attributable to higher raw material costs.

OPERATING EXPENSES. Operating expenses totaled $1,245,000 for the year ended June 30, 1996 an increase of 24.1% from $1,003,000 for the year ended June 30, 1995. The increase in operating expenses during the current year was primarily attributable to an increase in selling expenses.

INCOME FROM OPERATIONS. Income from operations increased to $113,000 for the year ended June 30, 1996 from $7,000 for the year ended June 30, 1995. Net income experienced a 12.6% decrease from $95,000 for the year ended June 30, 1995 to $83,000 for 1996. This increase was a result of $38,000 of income taxes being charged against income for the year ended June 30, 1995 while no taxes were charged to income for the year ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES. At September 30, 1997, the Company had cash balances totaling $102,861 and a working capital balance of $694,994. This compares to a cash balance of $1,029 and working capital of $710,230 as of September 30, 1996.

The Company's primary liquidity needs are to upgrade Associates' sales tools, new product introductions and fund inventory purchases. Historically, the Company has funded its operations through shareholder loans, bank borrowings, and the sale of stock.

The Company's accounts receivable decreased to $164,875 at September 30, 1997 compared to $169,394 or 7.12% of fiscal year 1997 sales, at June 30, 1997 and $114,352, or 3.84% of fiscal 1996 sales at June 30, 1996. The decrease in accounts receivable during the first three months of fiscal 1997 was attributable to more efficient collections. The increase in accounts receivable in aggregate and as a percentage of sales from fiscal 1996 to fiscal 1997 was attributable to an increase in the sales of raw materials.

At September 30, 1997, the Company had no material capital commitments and has no material commitments to expend capital resources outside of ordinary operating expenses. However, the Company intends to use funds as available for additional marketing tools and expanding its network sales force.

At September 30, 1997, the Company's capital resources consisted of various bank credit facilities, capital leases and cash on hand. The Company's bank credit facilities consist of three installment loans, two of which will be paid in full during the current fiscal year and the third during the year ending June 30, 1999. The Company does not presently have a line of credit with any lending institution.

At September 30, 1997, the Company had three lease commitments for its facilities. At September 30, 1997 the lease obligations totaled $61,206 of which $30,618 is attributable to current lease obligations. The obligations under these leases require total monthly payments of $3,402.

        With the cash on hand the Company believes that it has sufficient capital to satisfy its anticipated working capital requirements for at least the next twelve months.

SEASONALITY

The Company's business varies very little from season to season, although the summer months produce slightly more sales than the months during the balance of the year.

INFLATION

Inflation, historically has not had a material effect on the Company's operations. When the price of raw materials has increased, the costs have been built into the pricing structure. Furthermore, the Company does not have either long-term supply contracts or long-term contracts with customers. Prices are quoted based on the prevailing prices for herbal products. Accordingly, the Company does not believe inflation will have a material effect on its future operations.

                             BUSINESS OF THE COMPANY

MISSION STATEMENT AND COMPANY PHILOSOPHY

Amazon Herb Company's mission is to supply consumers with herbs and herbal extracts from the Rainforest of the Amazon Basin while simultaneously promoting and supporting the preservation of the flora and fauna of the Rainforest. Amazon Herb Company works directly with a number of indigenous communities to ecologically harvest sustainable resources. In addition, as an environmentally responsible company, Amazon Herb Company commits 10% of its net profits to be returned to the Rainforest to help protect and preserve the Rainforest and the indigenous people of the Amazon River Basin.

HISTORY AND DEVELOPMENT OF THE COMPANY

The Company was incorporated in Florida on June 6, 1990 under the name Marco Polo Trading Co., Inc. On April 1, 1991, the Company registered the name Amazon Herb Company as a fictitious name. On January 8, 1993, the Company filed Articles of Amendment changing its name to Amazon Herb Company. The Company also does business under the name of Rainforest Bio-Energetics.

INDUSTRY OVERVIEW

As reported by industry sources, the annual domestic retail market for dietary supplements was $6.5 billion in 1996. In the last several years, public awareness of the positive effects of dietary supplements on health has been heightened by widely publicized reports of scientific findings. Recent studies have indicated a correlation between the regular consumption of selected supplements and reduced incidences of conditions such as heart disease, cancer, stroke, arthritis, osteoporosis, mental fatigue and depression and neural tube birth defects. The rise of alternative medicine and the holistic health movement has also contributed to increased sales of dietary supplements.

The Company expects that the aging of the United States population, together with a corresponding increased focus on preventative health measures, will result in increased demand for dietary supplement products. According to the United States Census Bureau, through 2010, the 35-and-older age group of consumers, which represents a substantial majority of regular users of dietary supplements, is expected to grow significantly faster than the general United States population. Based on a national survey indicating that approximately 35% of Americans consumed supplements on a regular basis in 1996, the Company believes that there is a large untapped domestic market for dietary supplements. Industry sources also report that vitamin consumers are taking more vitamins and nutritional supplements per day than in the past.

The primary channels of distribution in the dietary supplement industry are: (i) mass market retailers which include drug stores, supermarkets, mass merchandisers and discount stores; (ii) health food stores; (iii) direct sales organizations; and (iv) mail order. Within the mass market retailer channel, there are three primary vitamin product categories: national brands, broadline and other brands and private label brands.

While the retail channel of distribution for dietary supplements has been consolidating, there has not yet been any significant consolidation among the companies that manufacture and sell these products. The dietary supplement industry remains fragmented, and the Company believes that no company controls more than 10% of the market.

BUSINESS

The Company is engaged in the importing, manufacturing and distribution of herb products produced from the Amazon rainforests of Peru, Brazil, Paraguay and Uruguay. The Company conducts its operations from Jupiter, Florida and maintains warehouse facilities in Bremen, Georgia and Woodbine, Iowa.

The Company has experienced substantial growth in sales and net income in recent years. From 1992 to 1997, the Company's sales grew from $234,000 to $2,378,000, while the Company's net income grew from a loss of $98,000 to a profit of $91,000 during the same period.

PRODUCT DISTRIBUTION/ DIRECT SALES THROUGH INDEPENDENT DISTRIBUTORS

The Company's products are marketed exclusively through a network marketing system exclusively through a sales force of independent associates who are not employees of the Company. This system was developed by the Company in 1993. As with most network marketing systems, the Company's Associates purchase products for retail sale and personal consumption. The Company believes network marketing is an effective vehicle to distribute the Company's products for the following reasons: (i) the benefits of the Company's products are more readily explained on an individual, educational basis, which emphasizes the manner in which its products work, and is more direct than the use of television and print advertisements; (ii) direct sales allow for consumers to try the products; (iii) the impact of Associate and consumer testimonials is enhanced; and (iv) as compared to other distribution methods, Associates can provide higher levels of customer service and attention by, among other things, following up on sales to ensure proper product usage and customer satisfaction, and encouraging repeat purchases. The network marketing system enables the Company's independent associates to earn profits by selling Amazon Herb products on a retail basis to consumers. Associates may also develop their own associate organizations by sponsoring other "associates" or distributors to do business in any market where the Company operates, entitling the sponsors to receive commissions and bonuses on product sales within their downline organizations. The Company also believes that its network marketing system will continue to build a base of potential consumers for additional products.

The Company's products are packaged only for the network marketing distribution channel and are not available through retailers. Amazon Herb's independent associates are not required to pay any sign-up fees or to buy any kits. The Company encourages Associates to enroll new Associates with whom the Associates may have an ongoing relationship as a family member, friend, business associate, neighbor or otherwise.

To become an Amazon Herb associate, a person or entity must enter into a standard associate agreement with Amazon Herb which obligates that person to abide by Amazon Herb's policies and procedures. A $50.00 order qualifies an associate to receive commissions. With the first order, information is sent which includes all of the materials necessary for an associate to commence operating his or its distributorship including information about the Company, product information, support functions, training materials, the profit program, policies and procedures, order forms, application forms and sales aids. To remain active a $10.00 annual renewal is required of all associates. The number of active Amazon Herb associates as of May 1, 1998 was approximately 8,000. An "active" Amazon Herb distributor is defined to mean any distributor who is eligible to participate in the Amazon Herb business, including all new associates as well as those existing associates who have renewed their distributorship during the last twelve months.

Amazon Herb processes, fills and ships orders from the Company's distribution center, usually within a 24 hour period after the order is placed by the distributor. Amazon Herb allows its customers to return any product, for any reason, for one year from the date of purchase for a total refund or replacement. In the event of termination of the relationship between Amazon Herb and a distributor, Amazon Herb will repurchase from such distributor all resaleable inventory purchased by such distributor within 12 months of such termination for 90% of the original net cost to the distributor. The Company provides for a reserve for such returns, however, to date, such returns have not been material.

Amazon Herb's success is dependent upon continued sales of its products to consumers by its distributors and the ongoing recruitment and maintenance of a motivated, experienced network of distributors. Amazon Herb sponsors and conducts regional and national conventions in order to educate and recruit distributors, and employs various technologies and innovations which allow for fast and efficient communication and service between Amazon Herb, its distributors and their customers. These include such tools as the monthly automatic shipping program, which allows products to be regularly shipped each month directly from Amazon Herb to the end-user. The Company also maintains a dedicated department to provide information and assistance to distributors. The Company publishes and distributes a newsletter to inform its distributors of recent developments and other relevant information and to recognize the accomplishments of certain distributors.

The Company believes that high quality sales aids play an important role in the success of Associate efforts. The Company is committed to fully utilizing current and future technologies to continue to enhance the effectiveness of direct selling.

Amazon Herb Company is building a website as marketing support for its distributors, at www.amazonherb.com and www.rainforestbioenergetic.com. Amazon Herb is investigating the possibility of using a communications system which will allow Amazon Herb or its distributors to send phone messages to large numbers of distributors at once or communicate to specific distributors. The Company intends to also offer participation in a stock option plan and stock purchase plan to distributors who reach certain sales targets.

Management believes that Amazon Herb's network marketing system is ideally suited to its products which emphasize a healthy lifestyle because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use the Company's products themselves. The Company's network marketing system appeals to a broad cross-section of people throughout the United States, particularly those seeking to supplement the family income.

ASSOCIATE PROFIT PLAN

All Associate profits are paid monthly, directly by the Company and are based on sales of the Company's products. The Company's profit plan integrates a single downline, or "unilateral" element, with an infinity bonus which, adds additional compensation based upon attainment of certain Associate leadership levels. The result of this structure is to compensate both Associates in the early stages of building their business and Associates with more established organizations, by rewarding Associates for helping the Associates in their organization to be successful.

The Company believes that its profit plan is among the most associate friendly and financially rewarding plans offered in the industry. Commissions can reach 60% of finished product sales if Associates reach the highest levels in the plan. The Company currently expends approximately 40% of finished product revenues on commissions or approximately 20% of the total revenue.

The ages of the Company's customers varies widely, but approximately 70% of its customers are between the ages of 30 and 60. The Company markets its products throughout the United States with Florida, New York, California and Texas being the Company's largest single markets. To date, the Company has done little advertising, but hopes to increase its advertising expenditures substantially. The Company plans to substantially update all Associates' information and marketing tools.

The retail price of the Company's products range from $15.00 per 100 capsule bottle of Sumaca or Una de Gato to $40.00 for the 8 oz. bottle of Illumination. The Company also markets a quick start kit consisting of one of each of the Company's products for $300.00.

PURCHASING OF RAW MATERIALS

The raw materials necessary for the manufacture and production of the Company's products are gathered by various villages of indigenous people who reside in the Amazon Rain Forest. The majority of the Company's raw materials originate in Peru. These materials may only be harvested by those holding an extraction permit issued by the various governments. These raw materials are gathered, sorted, classified and inspected at a compound in the country of collection. Although the Company does not own the compound in Peru, the construction of two buildings on this property were funded from profits derived from sales of botanicals to the Company, and Management believes that the continued use of the compound is dependent upon the Company's activities. The Peruvian compound currently employs 12 people although none of these persons are employees of the Company.

Once the botanicals have been sorted, cleaned, cut, bundled and validated as to their authenticity, a sanitary permit must be issued by the appropriate government before they are shipped. The raw material is then transported by truck to a sea port where it is shipped to Miami, Florida, and inspected by U.S. Customs, FDA and U.S. Department of Agriculture. Approximately 60% of the imported raw materials are used in the production of the Company's finished goods and 40% are sold in bulk to third parties for their manufacturing of private label products to be sold in health stores and other retail outlets. The goods to be produced by the Company are inspected and tested in Jupiter, Florida. If acceptable, the raw materials are then sent to contract processing plants in either Titusville, Florida or Woodbine, Iowa.

MANUFACTURING AND PROCESSING

The Company has no manufacturing facility of its own. Rather, all of its manufacturing is performed on a contract basis by third party manufacturers.

After the botanicals have been inspected and tested in Jupiter, Florida, approximately 40% of the raw materials are shipped and sold to third parties for their own manufacturing and processing. The remaining 60% is sent to one of two manufacturing facilities for processing. The majority of the contract manufacturing for the Company is performed at a facility in Woodbine, Iowa and a lesser amount in Titusville, Florida. At these facilities, the raw material is cut and ground into powder. Some of the raw material is ground into a course mix which is then sent to a California facility for packaging into tea bags. The powder is sent to the Company's warehouse in Georgia where it is stored until needed. It is ultimately finished by encapsulators in Florida and California who compress the powder into tablets or capsules, and package the finished products.

The liquefied products are manufactured at the Iowa facility. Here the raw materials are treated for approximately two weeks and then pressed. The liquid extract is then bottled and packaged. To a lesser extent, this facility also performs a dry extraction process. All finished products are warehoused in Jupiter, Florida.

DESCRIPTION OF KEY PRODUCTS

Una de Gato (Cat's Claw)
Gathered in the Peruvian Amazon, the bark of this vine is considered by many to be the most important botanical of our time and has become one of the most popular botanicals in the market place.

Sumaca
This formula includes four Rainforest herbs: Suma, Maca, Muira Puama, and Stevia. It naturally delivers a broad range of nutrients, amino acids and electrolytes. Sumaca is popular among body builders and physical fitness experts.

Stevia
This botanical is growing in popularity and is being researched for its many attributes.

Arcozon
Arcozon contains the Rainforest's most notable support herbs including Una de Gato, Pau d'Arco, Suma and Jatoba to aid the body's natural defense ability.

Calmazon
Passion Flower, Mulungu, and Lemon Balm are blended in this supplement to assist the body's natural process and support its nutritional needs which may arise as a result of a stressful environment.

Digestazon
This formula includes Boldo and Peppermint to aid the body's natural process of digestion and nutritional absorption.

Envirozon
This formula includes the following Rainforest botanicals: Jerubeba, Quebra Pedra, and Una de Gato to facilitate the body's natural ability to cleanse and restore balance.

Lunazon
The formula includes Abuta, Suma, and Mulungu and is designed as a female tonic.

Metabazon
This formula includes Pedra Hume Caa and Pata de Vaca to assist the body's natural ability to maintain metabolic harmony.

Shipibo Treasure Tea
Shipibo Treasure Tea is a blend of the Rainforest's favorite botanicals. Each tea bag contains 3 grams of herbal blend.

Sumacazon
This formula includes four Rainforest herbs: Suma, Maca, Muira Puama, and
Stevia.

Warrior
This formula is used as a multi sport athletic supplement. This formula includes Amazonia Catuaba, Sarsaparilla, and the famous Brazillian shrub, Muira Puama.

Recovazon
This formula traditionally used after workouts contains Rainforest Iporuru, Tayuya, and Samambaia.

Illumination
Illumination is an herbal tonic combination of over 30 of the Rainforest's best known botanicals.

CUSTOMERS

The Company's customers consist principally of individuals located throughout the United States, many of whom also sell and distribute the Company's products. No single customer accounts for five percent (5%) or more of the Company's sales. The largest concentration of the Company's customers are in New York, California and Florida. The Company has no plans to market its products outside the United States in the foreseeable future.

GOVERNMENT REGULATION

The manufacturing, processing, formulating, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities, as well as foreign countries, in which the Company's products are sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as CGMPs, and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods.

The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements and herbs as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as food additives or as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

DSHEA provides for specific nutritional labeling requirements for dietary supplements and final regulations have been published with an October 23, 1997 effective date for the notification to FDA of Statements of Nutritional Support and new dietary ingredients, and a March 23, 1999 effective date for the labeling provisions. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. Any statement of nutritional support beyond traditional claims must be accompanied by disclosure that the FDA has not evaluated such statement and that the product is not intended to cure or prevent any disease. The Company anticipates that the FDA will finalize CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs, which are more rigorous than CGMPs for foods. The Company currently manufactures its vitamins and nutritional supplement products in compliance with the applicable food CGMPs.

The Company cannot determine what effect such regulations implementing DSHEA, which were adopted on September 23, 1997, will have on its business in the future. Such regulations require expanded and different labeling for the Company's vitamins and nutritional supplement products and, among other things, require additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. The Company believes that it is in material compliance with all applicable laws.

DSHEA created two new governmental bodies, the Office of Dietary Supplements ("ODS") established within the National Institutes of Health, and the Presidential Commission on Dietary Supplements ("Commission"). The Commission which was established for two years to provide recommendations to the President and Congress for the regulation of supplement labeling and health claims, including procedures for making disease-related claims, issued its final report on November 24, 1997. Such report includes findings which are similar, and different in material respects from the FDA regulations on DSHEA. Such report further recommends that ODS, which is charged with coordinating research results and advising the Secretary of Health and Human Services on supplement regulation, safety and health claims, be funded as authorized by DSHEA. The Company cannot determine what effect such report will have on its business in the future, and such report could lead to legislative or regulatory changes to the final rules promulgated by the FDA under DSHEA.

Although the vitamin and nutritional supplement industry is subject to regulation by the FDA and local authorities, dietary supplements, including vitamins, minerals, herbs and nutritional supplements, have now been statutorily affirmed as a food and not as a drug or food additive.

Therefore, the regulation of dietary supplements is less restrictive than that imposed upon manufacturers and distributors of drugs or food additives. Unlike food additives and new drugs, which require regulatory approval of formulation, safety and labeling, and for drugs, efficacy prior to marketing, dietary supplement companies are authorized to make substantiated statements of nutritional support and to market manufacturer-substantiated-as-safe dietary supplement products without such FDA preclearances. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, product recalls and seizures, injunctions and criminal prosecutions.

The Company is subject to regulation under various international, state and local laws which include provisions regulating, among other things, the operations of direct sales programs.

COMPETITION

The Company is subject to significant competition for the recruitment of sales personnel and distributors from other network marketing organizations, including those that market weight management products, food and dietary supplements and personal care products, as well as other types of network marketed products. Some of the Company's competitors are substantially larger and have available considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive compensation plan and other incentives. The Company believes that its compensation plan, and other incentive programs provide its distributors with significant earning potential. However, there can be no assurance that the Company's programs for recruitment and retention of distributors will be successful.

The business of marketing food and dietary supplement products is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, the market is highly sensitive to the introduction of new products (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon its successful introduction of new products.

TRADEMARKS AND SERVICE MARKS

The Company's products are packaged under the Company's "private label." The Company has registered the mark Rainforest Bio-Energetics(R) with the United States Patent and Trademark Office. The Company also intends to apply for trademark or service mark registration for various product names.

EMPLOYEES

As of June 30, 1997, the Company had eight full-time employees. These numbers do not include the Company's distributors, who are considered independent contractors rather than employees of the Company. The Company considers its employees relationships to be satisfactory. None of the Company's employees is a member of any labor union, and the Company has never experienced any business interruption as a result of any labor disputes.

FACILITIES

In May, 1998 the Company executed a lease for a term of two years beginning July 15th, 1998 for an office warehouse facility comprising of 5,194 square feet in Jupiter, Florida. The monthly lease payment of this facility is $4,358. For the previous five years the Company has operated from a 3,000 square foot leased facility in an office warehouse in Jupiter, Florida, having a monthly rental of $3,402. A 5,000 square foot storage facility in Bremen, Georgia is leased on a month to month basis at a rate of $300 per month and a 3,000 square foot storage facility in Woodbine, Iowa is leased on a month to month basis for $450 per month.

                                   MANAGEMENT

        The following table sets forth certain information regarding the directors and executive officers of the Company.

           NAME                             AGE                         POSITION
-----------------------------             -------       --------------------------------------
John H. Easterling                           46         President, Chief Executive Officer and
                                                        Director
Michael J. Perry                             44         Vice-President and Director
Elaine O'Dell                                41         Vice-President - Bulk Sales and Marketing
Connie Lynch                                 45         Secretary/Treasurer
Robert S. Kaufman                            60         Director
Ted Nicholas                                 64         Director
Robert Butwin                                46         Director

TERMS OF OFFICE

The directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and duly qualified. All officers serve at the discretion of the directors.

BUSINESS EXPERIENCE

JOHN H. EASTERLING has served as President, Chief Executive Officer and Director since the Company's founding in 1990. Mr. Easterling obtained his Bachelor of Arts degree in Environmental Studies from the University of North Carolina in 1976. He has over 21 years of experience in the Amazon Rainforest. Prior to founding the Company, Mr. Easterling owned and operated Andes Trading Company d/b/a Raiders of the Lost Art, Inc., which was sold in 1990. He is a frequent speaker and presenter on health, rainforest and environmental business issues.

MICHAEL J. PERRY has served as Vice-President and Director since 1992. Mr. Perry obtained his Bachelor of Arts degree from Georgia State University in 1982, and his MBA from the same university in 1985.

ELAINE O'DELL has served as Vice-President - Bulk Sales and Marketing of Amazon Herb Company since November, 1995. From January 1993 until September 1995, Ms. O'Dell was a Territory Sales Manager for Galaxy Carpet Mills of Chatsworth, Georgia. Ms. O'Dell has 23 years experience in sales and marketing.

CONNIE LYNCH has served as Treasurer of Amazon Herb Company since 1996, and Secretary of the Company since December, 1997. From October 1994 to September 1996, Ms Lynch served as an accountant for Kruh Knits, a machine knitting mail order company in Simsbury, Connecticut. From September 1990 until August 1993, she was Financial Administrator for Rightair Compressor Engineering, Inc. of Bloomfield, Connecticut. From July 1980 until July 1990, Ms. Lynch was the Comptoller for Kenny, Webber, & Lowell, Inc., an insurancy agency in Avon, Connecticut. Ms. Lynch has 22 years experience in accounting, auditing and financial management. She attended Central Connecticut State University in New Britain, Connecticut and Northwestern Community College in Winsted, Connecticut.

ROBERT S. KAUFMAN has served as a Director of the Company since May, 1998. Mr. Kaufman has been a shareholder and officer of Kaufman & Young, P.C., a law firm located in Southern California, since 1989. He received his Juris Doctorate degree from Southwestern University in 1963 and his Bachelor of Arts degree from the University of California at Los Angeles (UCLA) in 1959. Mr. Kaufman served as an Adjunct Professor at Pepperdine Law School from 1991 to 1996. He is a member of the State Bar of California, the American Bar Association, the American Trial Lawyers Association and the Los Angeles County Bar Association.

ROBERT BUTWIN has served as a Director of the Company since May, 1998. Mr. Butwin has been active in the network marketing industry since 1985. He was twice named Distributor of the Year by the Multi-Level Marketing International Association, the industry's professional organization. He has been a contributing editor for the professional trade journal UPLINE and has a monthly column in Money Makers Monthly, an MLM magazine. Mr. Butwin is the author of a recently published book, Street Smart Networking.

TED NICHOLAS has served as a Director of the Company since May, 1998. Mr. Nicholas is the President of Nicholas Direct, Inc. which markets his books, audio and video tapes, newsletter, seminars and other information products. He founded Enterprise Publishing in 1972 and sold the company to Dearborn Publishing in 1991. In 1973 he founded The Company Corporation, which was also sold in 1991. He is the author of fourteen books relating to direct marketing, entrepreneurship, and business subjects. Mr. Nicholas consults with clients regarding marketing and self-publishing, and has appeared on radio and television programs including "Good Morning America", "Today" and "Oprah Winfrey". Since starting his first business at age 22, he has founded 22 companies.

EXECUTIVE COMPENSATION.

The following table sets forth information as to the compensation paid or accrued to each officer and director receiving compensation of at least $100,000 and the Chief Executive Officer for the three years ended June 30, 1997.

                                                        ANNUAL COMPENSATION
                                                        -------------------

     NAME AND PRINCIPAL POSITION              YEAR               SALARY         ALL OTHER COMPENSATION
-----------------------------                -------       -----------------   -------------------------
John H. Easterling                             1997              86,716                   39,230
    President, Chief Executive                 1996              53,694                   57,839
    Officer and Director                       1995              48,915                   67,205
Mike Perry                                     1997              59,586                      -0-
    Vice President and Director                1996              99,641                      -0-
                                               1995             123,604                      -0-


DIRECTORS COMPENSATION

No Compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. At such time as the

Board of Directors deems appropriate, the Company intends to adopt an appropriate policy to compensate non-employee directors, in order to attract and retain the services of qualified non-employee directors.

NUTRITIONAL ADVISORY BOARD MEMBERS

The Company has created a Nutritional Advisory Board. The Board consists of Gabriel Cousins, M.D., author and physician, Jack Hinze, N. D., a Pharmacist, and homeopathic teacher, Eric Innes, D.C. a Chiropractic physician, James Hawver, and Donna Schwontkowski, D. C., an author and master nutritionist.

1998 STOCK OPTION PLAN

The Company's 1998 Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors and a majority of the shareholders of the Company on May 1, 1998. A total of 1,000,000 shares of Common Stock are reserved for issuance under the 1998 Option Plan. The 1998 Option Plan provides for the granting to participants (including officers, advisors, consultants and directors) of nonstatutory stock options. The 1998 Option Plan may be administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"), which committee shall satisfy the applicable requirements of
Section 16 of the Exchange Act and the Code. The Administrator determines the terms of options granted under the 1998 Option Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. The exercise price of all stock options granted under the 1998 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant.

The term of all options may not exceed ten years. If not terminated earlier, the 1998 Option Plan will terminate on May 1, 2008.

The Administrator has the authority to amend, and the Board has the authority to terminate the 1998 Option Plan as long as such action does not adversely affect any outstanding options.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus, regarding ownership of the Company's Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) by each director of the Company, (iii) by certain related stockholders, and (iv) by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted.

                                                        PERCENT BENEFICIALLY
                                                               OWNED
                                                      ------------------------
                                                      NUMBER OF        BEFORE           AFTER
NAME OF SHAREHOLDER(1)                               SHARES OWNED      OFFERING       OFFERING(2)
-----------------------------------                  ------------      --------       -----------
Evergreen Natural Success Group, Ltd., BVI            1,580,000          57.8%           50.7%
John H. Easterling                                      120,000           4.4%            3.8%
Michael J. Perry, Jupiter, Florida                      150,000           5.5%            4.8%
Barbara Ann Doan, Atlanta, Georgia                      140,000           5.1%            4.5%
Elaine O'Dell, Jupiter, Florida                          40,400           1.5%            1.3%
Connie Lynch, Jupiter, Florida                              400              *               *
Robert S. Kaufman, Malibu, California                   390,000(3)       14.3%           12.5%
All officers and directors as a group (5 persons)     1,850,800          83.5%           73.1%

- ---------------

 *  Less than 1%.

(1) See table under "Management of the Company" for offices and directorships held by the persons listed hereunder.
(2) Assumes issuance of the maximum number of shares in the offering (380,000).
(3) Includes shares owned by Mr. Kaufman's IRA.

                            DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

GENERAL. The Company is authorized to issue 8,000,000 shares of Common Stock, $.01 par value per share. At May 1, 1998, there were 2,733,200 shares issued and outstanding. All shares of Common Stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of Common Stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of the directors of the Company.

DIVIDEND POLICY. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefore and subject to the rights, if any, of the holders of outstanding shares of preferred stock. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of Preferred Stock.

CERTAIN PROVISIONS OF FLORIDA LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

TRANSFER AGENT._____________________, has been appointed the transfer agent of the Company's Common Stock and Preferred Stock, and can be reached at
___________________________________.


                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offer and sale of the maximum number of shares offered hereby, the Company will have outstanding 3,113,200 shares of Common Stock. The 380,000 shares of Common Stock sold in this offering will be freely tradable without restrictions under the Securities Act, except for any shares held by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act.

All of the 2,733,200 shares of Common Stock currently outstanding are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder.

In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's common stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Non-affiliates of the Company who have held their restricted shares for one year are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of the Company to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this Prospectus.

Prior to this offering, no public market for the Company's securities has existed. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock under Rule 144 could adversely affect prevailing market prices for the Company's securities.

                              PLAN OF DISTRIBUTION

The Company is offering to sell, on a best efforts basis, up to 380,000 newly issued shares of its Common Stock at $5.50 per share.

The Company is offering two programs to investors to encourage (i) early participation and (ii) purchases of larger quantities of stock:

     1. Purchase Inducement. For each properly completed Share Purchase Agreement, attached hereto as Appendix A, to purchase at least 500 shares offered hereby, accompanied by full payment received by the Company, the Company will issue a $100 gift certificate, redeemable for goods through the Company.

    2. Volume Purchase Discount. The Company will offer the following volume purchase discounts for all persons purchasing the following numbers of shares of the Company's Common Stock to be registered in a single name:

               NUMBER OF SHARES                DISCOUNT
               ----------------                --------
                   2000-4999                     3.0%
                   5000-9999                     5.0%
                10,000-99,999                    8.0%
              100,000 or more                   13.0%

This offering is being made directly by the Company through written announcements, under the direction of John H. Easterling, the Company's President and CEO. The Company will publish announcements of the offering in its catalogs, newsletters and Internet web site, and will mail and e-mail copies of the announcement to its shareowners, customers and inquirers. The announcements will provide the very limited information permitted under applicable securities laws and will give the Company's telephone number, mailing address and e-mail address for requesting this Prospectus. Similar announcements will be published in other selected media and mailed to other selected individuals. The Prospectus will be accompanied by a Share Purchase Agreement, attached hereto as Appendix A, and a return envelope. The electronic prospectus will be available on line at the Company's website with an electronic Share Purchase Agreement. Assistance in connection with the offering will be available from the selling agents, if any; from John H. Easterling, President of the Company; and from ________________, the Company's Stockholder Relations Coordinator.

Compensation will be paid only to any registered securities broker-dealer selected by the Company as a selling agent, and then only as a percent of the offering price. No compensation related to sales of shares will be paid to any employees of the Company. The Company will indemnify the selling agents against liabilities for claimed misstatements or omissions in this Prospectus.

Only residents of those states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws may purchase shares in this offering. Each potential investor will be required to execute a Share Purchase Agreement, attached hereto as Appendix A, which, among other things, requires the potential investor to certify his or her state of residence. A potential investor who is a resident of a state other than a state in which the Common Stock offered hereby has been qualified for sale may request that the Company register the shares in the state in which such investor resides; however, the Company is under no obligation to do so and may refuse any such request.

Shares may be purchased by completing and delivering the Company's Share Purchase Agreement, attached hereto as Appendix A, along with the purchase price by check to the Company. Within 10 days after its receipt of a Share Purchase Agreement accompanied by a check for the purchase price, the Company will send by electronic mail or first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company.

In addition, investors will be able to execute Share Purchase Agreements on the Internet at the Company's web site and purchase shares by charging to their credit cards. The Company expects to permit persons purchasing their shares at the Company's web site to download a non-negotiable replica of the stock certificate which will be issued to such purchasers by the transfer agent.

The offering will begin on the date of this Prospectus and continue until either all of the Shares have been sold or the Company terminates the offering.

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for the Company by Hackney, Miller & Robbins, P.A., Palm Beach Gardens, Florida.

                                     EXPERTS

The Financial Statements of the Company for the period June 30, 1995 to June 30, 1996 and June 30, 1996 to June 30, 1997 and for the period ended therein, have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Bernard J. Donth, C.P.A. independent certified public accountants, and upon the authority of said independent certified public accountants as experts in accounting and auditing.

                              AVAILABLE INFORMATION

Amazon Herb Company, a Florida corporation (the "Company") has filed with the Commission a Registration Statement on Form SB-2 (Registration No. ___________ ) under the Securities Act for the registration of the shares of Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

Upon consummation of the offering of the Common Stock, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Such reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York, New York 10007, and its Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

The Company intends to deliver annual reports to the holders of its securities, which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                               AMAZON HERB COMPANY

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants..........................................  F-2
Balance Sheet as of June 30, 1996..........................................  F-3
Statement of Operations for the period from July 1, 1995,
 to June 30, 1996..........................................................  F-4
Statement of Stockholders' Equity for the period from July 1, 1995, to June 30, 1996..........................................................  F-5
Statement of Cash Flows for the period from July 1, 1995,
 to June 30, 1996..........................................................  F-6
Notes to Financial Statements..............................................  F-7
Report of Independent Accountants..........................................  F-8
Balance Sheet as of June 30, 1997..........................................  F-9
Statement of Operations for the period from July 1, 1996,
 to June 30, 1997.......................................................... F-10
Statement of Stockholders' Equity for the period from July 1, 1996, to June 30, 1997.......................................................... F-11
Statement of Cash Flows for the period from July 1, 1996,
 to June 30, 1997.......................................................... F-12
Notes to Financial Statements.............................................. F-13
Interim Financial Statements:
Balance Sheet as of March 31, 1998 (unaudited)............................. F-14
Interim Statement of Operations for the nine month period ended March
 31, 1998 (unaudited)...................................................... F-15
Interim Statement of Stockholders' Equity for the nine month period ended March 31, 1998 (unaudited).......................................... F-16
Interim Statement of Cash Flows for the nine month period
 ended March 31, 1998 (unaudited).......................................... F-17
Notes to Interim Financial Statements...................................... F-18

                                BERNARD J. DONTH
                           CERTIFIED PUBLIC ACCOUNTANT
                               2560 RCA BOULEVARD
                                    SUITE 108
                        PALM BEACH GARDENS, FLORIDA 33410

          MEMBER
   AMERICAN INSTITUTE OF                                TELEPHONE (561) 626-7338
CERTIFIED PUBLIC ACCOUNTANTS                               FAX (561) 627-4128
    FLORIDA INSTITUTE OF
CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amazon Herb Company
Jupiter, Florida

We have audited the accompanying balance sheet of Amazon Herb Company (a Florida Corporation) as of June 30, 1996, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazon Herb Company as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule of General and Administrative Expenses on page nine is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/S/ BERNARD J. DONTH
-----------------------------
Bernard J. Donth

November 18, 1996

                               AMAZON HERB COMPANY
                                  BALANCE SHEET
                                  JUNE 30, 1996



                                     ASSETS
                                     ------

Current Assets:
         Cash                                                         $  13,635
         Accounts receivable                                             81,379
         Note Receivables - shareholder                                  56,777
         Inventory                                                      755,313
         Prepaid expenses                                                 1,378
                                                                      ---------

         Total current assets                                           908,482
                                                                      ---------

Property and equipment                                                   95,587

         Less accumulated depreciation                                   85,327
                                                                      ---------

                                                                         10,260
                                                                      ---------

         Other Assets:                                                    4,607
         Deposits
         Start up Costs (net of accumulated
            amortization Of  $7,081)                                      2,320
                                                                      ---------

                                                                          6,927
                                                                      ---------

                                                                       $925,669
                                                                      ---------

                               AMAZON HERB COMPAMY
                                  BALANCE SHEET
                                  JUNE 30, 1996



                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

Current Liabilities:
         Accounts payable                                            $159,315
         Accrued expenses                                              21,512
         Loans from stockholder                                       110,936
         Current income taxes payable                                  37,537
         Current maturities of long-term debt                          96,865
                                                                   ----------

              Total current liabilities                               426,165
                                                                   ----------

Long-term debt, less current maturities                                 9,691
                                                                   ----------

Stockholder's equity:
         Common stock, $.0l par value, 8,000,000
              shares authorized, 6,680,000 shares
              issued and outstanding                                   66,800
         Additional paid-in capital                                   372,000
         Retained earnings                                             51,013
                                                                   ----------

                                                                      489,813
                                                                   ----------

                                                                    $ 925,669
                                                                   ----------


             The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                               AMAZON HERB COMPANY
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                               FOR THE YEAR ENDED
                                  JUNE 30, 1996

Sales                                                              $ 2,118,514
                                                                   -----------

         Cost of sales:
         Beginning inventory                                           192,339
         Purchases                                                     960,462
         Other costs                                                   363,286
         Less ending inventory                                        (755,313)
                                                                   -----------
                                                                       760,774
                                                                   -----------

                  Gross profit                                       1,357,740
                                                                   -----------

Expenses:
         General and administrative                                  1,230,567
         Interest                                                       14,733
                                                                   -----------

                                                                     1,245,300
                                                                   -----------

                  Income from operations                               112,440
                                                                   -----------

Other Income:
         Interest                                                        4,378
         Miscellaneous                                                     467
         Gain on sale of equipment                                       3,351
                                                                   -----------
                                                                         8,196
                                                                   -----------
                  Net income before income taxes                       120,636
                                                                   -----------
         Income taxes:
            Current                                                   (37,537)
            Deferred                                                       -0-
                                                                   -----------
                                                                      (37,537)
                                                                   -----------

                  Net income                                           83,099

Retained earnings - beginning of year                                 (32,086)
                                                                   -----------

Retained earnings - end of year                                    $   51,013
                                                                   -----------

             The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                               AMAZON HERB COMPANY
                             STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1996


Cash flows from operating activities
         Net income                                                 $   83,099
         Adjustments to reconcile net income to net cash
              used by operations
         Depreciation and amortization (including
         capitalized amounts)                                           26,595
         (Increase) decrease in:
             Accounts receivable (net)                                 (41,108)
             Inventory                                                (562,974)
             Prepaid expenses                                           (1,079)
             Note receivable-shareholder                                 7,906
             Other receivables                                            (224)
         Increase (decrease) in:
             Accounts payable                                          113,524
             Accrued expenses                                            3,892
             Loans from stockholder                                    110,936
             Current income taxes payable                               37,537
                                                                  ------------

                  Net cash provided by operating activities       $   (221,896)
                                                                  ------------

Cash flows from investing activities
         Purchases of property and equipment                           (17,637)
         Disposition of property and equipment                           1,889
                                                                  ------------

                  Net cash used by investing activities                (15,748)
                                                                  ------------

Cash flows from financing activities
         Proceeds from issuance of common stock                          4,780
         Proceeds from additional paid-in capital                      163,620
         New borrowings:
              Long-term                                                  6,528
              Short-term                                                93,000
         Debt-reduction:
              Long-term                                                   (294)
              Short-term                                               (73,583)
                                                                  ------------

                  Net cash used by financing activities                194,051
                                                                  ------------

                           Net decrease in cash                        (43,593)

Cash at beginning of year                                               57,228
                                                                  ------------

Cash at end of year                                               $     13,635
                                                                  ------------



             The accompanying notes and independent auditor's report
                  should be read with this financial statement.

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1996

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                                BUSINESS ACTIVITY

         The Company imports, processes and sells herbs and herbal extracts. They also operate a network marketing business to assist in these sales.

                               BASIS OF ACCOUNTING

         The Company uses the accrual basis of accounting for financial statement and income tax reporting purposes. Revenues are recognized and billed when sales are ordered and shipped.

                                    INVENTORY

         Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.

                                  DEPRECIATION

         Property and equipment are stated at cost. Depreciation is computed under the modified accelerated cost recovery system. Use of the modified accelerated cost recovery system approximates generally accepted accounting principles. No material variance is produced between the use of this method.

                                      CASH

         The Company considers all short term investments with an original maturity of three months or less to be cash equivalents.

2.       ACCOUNTS RECEIVABLE:

         Management considers all accounts receivable to be collectible. Thus, no allowance for uncollectibles has been established in these financial statements.

3.       INVENTORY:

         The inventory at June 30, 1996 consisted of the following:
           Raw materials                                              $ 651,655
           Finished products                                            103,658
                                                                      ---------

                                                                      $ 755,313
                                                                      =========

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1996

4.       PROPERTY AND EQUIPMENT:

         Property and Equipment consists of the following:
                Furniture and fixtures                                  $  2,217
                Equipment                                                 93,370
                                                                        --------
                                                                        $ 95,587
                                                                        --------

5.       LONG-TERM DEBT:

         Long-term debt at June 30, 1996 consists of the following:

         Unsecured note payable to a minority shareholder,
         payable in monthly installments of $2,932, including interest
         at 12%.                                                          30,398

         Unsecured note payable to a minority shareholder,
         payable in monthly installments of $2,221, including interest
         at 12%.                                                          23,029

         Note payable to bank, payable in monthly
         installments of $224, including interest at 14.25%.               6,234

         Note payable to bank, payable in monthly
         installments of $224, including interest.                         3,797

         Note payable to bank, payable in monthly
         installments of $513, including interest.                         9,813

         Unsecured note payable to a minority shareholder,
         payable in monthly installments of $2,665, including interest
         at 12%.                                                          33,285
                                                                        --------
                                                                         106,556
                                    Less current maturities               96,865
                                                                        --------

                                                                        $  9,691
                                                                        --------

         Annual requirements to amortize long-term debt are as follows:

         YEAR ENDED JUNE 30
         ------------------
                      1997                                   $96,865
                      1998                                     7,591
                      1999                                     2,100
                      2000                                       -0-
                      2001                                       -0-
                   Thereafter                                    -0-
                                                          ----------
                                                          $  106,556
                                                          ----------

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1996

6.       RELATED PARTY TRANSACTION:

         Loans from the majority stockholder totaling $110,936 were outstanding on June 30, 1996.

7.       STOCKHOLDERS' EQUITY:

         During the year the company issued 478,000 additional shares of stock for a total of $168,400. This amount included common stock and additional paid-in capital.

8.       LEASING AGREEMENTS:

         The Company leases its office and storage facility under two (2) two-year leases and one sixteen (16) month lease. One lease began December, 1995 and expires March 31, 1997. The monthly rent including sales tax on this lease is $1,137. The other two leases began April, 1995 and expire on March 1997. The monthly rent including sales tax on these leases is $2,129. The following is a schedule of future rental payments as of June 30, 1996.

                  YEAR ENDED JUNE 30
                  ------------------

                        1997                     $  29,394
                                                 ---------


9.       SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

         INTEREST AND INCOME TAXES PAID

         Cash paid for interest and income taxes during the year ended June 30, 1996 were as follows:

                  Interest                         $14,733
                                                   -------

                  Income taxes                     $   -0-
                                                   -------

         10.   FINANCIAL INSTRUMENTS:

         CONCENTRATIONS OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivables. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas. As of June 30, 1996, the Company had no significant concentrations of credit risk.

                               AMAZON HERB COMPANY
                 SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
                        FOR THE YEAR ENDED JUNE 30, 1996



Commissions                                                           $ 590,964
Officers' Salaries                                                      140,073
Salaries                                                                 96,846
Postage                                                                  64,160
Telephone                                                                42,064
Bank charges and credit card fees                                        36,839
Rent                                                                     34,729
Professional fees                                                        34,306
Office                                                                   33,570
Outside services / consultant                                            28,224
Depreciation and amortization                                            26,595
Taxes                                                                    16,971
Insurance                                                                14,591
Repairs                                                                   9,969
Lease Expense                                                             9,383
Entertainment                                                             9,277
Research                                                                  8,763
Penalties                                                                 4,966
Auto                                                                      4,906
Travel                                                                    4,818
Dues and subscriptions                                                    3,846
Utilities                                                                 3,498
Storage/Equipment rental                                                  2,722
Miscellaneous                                                             2,474
Advertising                                                               2,213
Contributions                                                             2,000
Gifts                                                                       829
Security                                                                    603
Supplies                                                                    368
                                                                   ------------
                                                                   $  1,230,567
                                                                   ------------

                                BERNARD J. DONTH
                           CERTIFIED PUBLIC ACCOUNTANT
                               2560 RCA BOULEVARD
                                    SUITE 108
                        PALM BEACH GARDENS, FLORIDA 33410

            MEMBER
    AMERICAN INSTITUTE OF                               TELEPHONE (561) 626-7338
CERTIFIED PUBLIC ACCOUNTANTS                               FAX (561) 627-4128
    FLORIDA INSTITUTE OF
CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amazon Herb Company
Jupiter, Florida

We have audited the accompanying balance sheet of Amazon Herb Company (a Florida Corporation) as of June 30, 1997, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazon Herb Company as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/S/ BERNARD J. DONTH
---------------------------
Bernard J. Donth

August 26, 1997

                               AMAZON HERB COMPANY
                                  BALANCE SHEET
                                  JUNE 30, 1997



                                     ASSETS
                                     ------

Current Assets:                                                        18,154
         Cash                                                         169,394
         Accounts receivable - trade                                   20,674
         Other receivables                                            594,368
         Inventory                                                      1,140
         Prepaid expenses
                                                                     --------

         Total current assets                                         803,730
                                                                     --------

         Property and equipment                                        95,442

         Less accumulated depreciation                                 90,749
                                                                     --------

                                                                        4,693
                                                                     --------

         Other Assets:                                                  4,607
         Deposits
         Start up Costs (net of accumulated
            amortization of  $8,612)                                    1,110
                                                                     --------

                                                                        5,717
                                                                     --------

                                                                     $814,140
                                                                     --------

                               AMAZON HERB COMPAMY
                                  BALANCE SHEET
                                  JUNE 30, 1997




                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

Current Liabilities:
         Accounts payable                                            $110,288
         Accrued expenses                                               6,441
         Current income taxes payable                                  40,158
         Current maturities of long-term debt                           7,053
                                                                     --------

              Total current liabilities                               163,940
                                                                     --------

Long-term debt, less current maturities                                 2,296
                                                                     --------

Stockholder's equity:
         Common stock, $.0l par value, 8,000,000
              shares authorized, 6,833,000 shares
              issued and outstanding                                   68,330
         Additional paid-in capital                                   436,770
         Retained earnings                                            142,804
                                                                     --------

                                                                      647,904
                                                                     --------

                                                                     $814,140
                                                                     --------

             The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                               AMAZON HERB COMPANY
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                               FOR THE YEAR ENDED
                                  JUNE 30, 1997

Sales                                                             $ 2,377,528
                                                                  -----------

         Cost of sales:

         Beginning inventory                                          755,313
         Purchases                                                    552,704
         Other costs                                                  318,021
         Less ending inventory                                       (594,368)
                                                                  -----------

                                                                    1,031,670
                                                                  -----------

                  Gross profit                                      1,345,585
                                                                  -----------

Expenses:
         General and administrative                                 1,192,135
         Interest                                                      14,528
         Depreciation and Amortization                                  7,398
                                                                  -----------

                                                                    1,245,300
                                                                  -----------

                  Income from operations                              131,797
                                                                  -----------

Other Income:
         Interest                                                         152
                                                                  -----------

                  Net income before income taxes                      131,949
                                                                  -----------

         Income taxes:
            Current                                                   (40,158)
            Deferred                                                       -0-
                                                                  -----------
                                                                      (40,158)
                                                                  -----------

                  Net income                                           91,791

Retained earnings - beginning of year                                  51,013
                                                                  -----------

Retained earnings - end of year                                       142,804
                                                                  -----------

             The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                               AMAZON HERB COMPANY
                             STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1997

Cash flows from operating activities
         Net income                                                 $   91,791
         Adjustments to reconcile net income to net cash
              used by operations
         Depreciation and amortization (including
         capitalized amounts)                                            7,398
         (Increase) decrease in:
             Accounts receivable (net)                                 (88,015)
             Inventory                                                 160,945
             Prepaid expenses                                              238
             Note receivable-shareholder                                56,777
             Other receivables                                         (20,674)
         Increase (decrease) in:
             Accounts payable                                          (49,027)
             Accrued expenses                                          (15,071)
             Loans from stockholder                                   (110,936)
             Current income taxes payable                                2,621
                                                                    ----------

              Net cash provided by operating activities            $    36,047
                                                                   -----------

Cash flows from investing activities
         Purchases of property and equipment                              (621)
                                                                   -----------

              Net cash used by investing activities                       (621)
                                                                   -----------

Cash flows from financing activities
         Proceeds from issuance of common stock                          1,530
         Proceeds from additional paid-in capital                       64,770
         New borrowings:
              Long-term                                                    -0-
              Short-term                                                20,000
         Debt-reduction:
              Long-term                                                 (7,395)
              Short-term                                              (109,812)
                                                                   -----------

                  Net cash used by financing activities                (30,907)
                                                                   -----------

                           Net increase in cash                          4,519


Cash at beginning of year                                               13,635
                                                                   -----------

Cash at end of year                                                $    18,154
                                                                   -----------


             The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1997

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                                BUSINESS ACTIVITY

         The Company imports, processes and sells herbs and herbal extracts. They also operate a network marketing business to assist in these sales.

                               BASIS OF ACCOUNTING

         The Company uses the accrual basis of accounting for financial statement and income tax reporting purposes. Revenues are recognized and billed when sales are ordered and shipped.

                                    INVENTORY

         Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.

                                  DEPRECIATION

         Property and equipment are stated at cost. Depreciation is computed under the modified accelerated cost recovery system. Use of the modified accelerated cost recovery system approximates generally accepted accounting principles. No material variance is produced between the use of this method.

                                      CASH

         The Company considers all short term investments with an original maturity of three months or less to be cash equivalents.

2.       ACCOUNTS RECEIVABLE:

         Management considers all accounts receivable to be collectible. Thus, no allowance for uncollectibles has been established in these financial statements.

3.       INVENTORY:

         The inventory at June 30, 1997 consisted of the following:
           Raw materials                                          $ 466,724
           Finished products                                        127,644
                                                                  ---------

                                                                  $ 594,368
                                                                  ---------

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1997

4.       PROPERTY AND EQUIPMENT:

         Property and Equipment consists of the following:

                Furniture and fixtures                                 $  2,217
                Equipment                                                93,225
                                                                       --------

                                                                       $ 95,442
                                                                       --------

5.       LONG-TERM DEBT:

         Long-term debt at June 30, 1997 consists of the following:

         Note payable to bank, payable in monthly installments
         of $224, including interest
         at 14.25%.                                                       4,484

         Note payable to bank, payable in monthly
         installments of $224, including interest.                        1,726

         Note payable to bank, payable in monthly
         installments of $513, including interest.                        3,139
                                                                       --------
                                                                          9,349

                                    Less current maturities               7,053
                                                                       --------

                                                                       $  2,296
                                                                       --------

         Annual requirements to amortize long-term debt are as follows:

         YEAR ENDED JUNE 30

                      1998                                     $7,053
                      1999                                      2,296
                      2000                                        -0-
                      2001                                        -0-
                      2002                                        -0-
                   Thereafter                                     -0-
                                                            ---------
                                                            $   9,349
                                                            ---------

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1997

6.       STOCKHOLDERS' EQUITY:

         During the year the company issued 153,000 additional shares of stock for a total of $66,300. This amount included common stock and additional paid-in capital.

7.       LEASING ARRANGEMENTS:

         The Company leases its office and storage facility under three (3) two-year leases. The leases began April 1, 1997 and expire March 31, 1999. The monthly rent including sales tax on these leases is $3,402. The following is a schedule of future rental payments as of June 30, 1997.

                  YEAR ENDED JUNE 30
                  ------------------

                            1998                       $40,824
                            1999                        30,618
                                                       -------
                                                       $71,442
                                                       -------

8.       SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

         INTEREST AND INCOME TAXES PAID

         Cash paid for interest and income taxes during the year ended June 30, 1997 were as follows:

                  Interest                         $14,525
                                                   -------

                  Income taxes                     $37,537
                                                   -------

9.       FINANCIAL INSTRUMENTS:

         CONCENTRATIONS OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivables. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas. As of June 30, 1997, the Company had no significant concentrations of credit risk.

                               AMAZON HERB COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1997

10.      SUBSEQUENT EVENTS:

         Subsequent to the balance sheet date the company is considering entering into an acquisition agreement with a public company. The acquisition agreement states the company will be acquired by the public company through a stock exchange whereby all of the shares of the company will be exchanged for approximately 88% of the outstanding shares of the public company.

                               Amazon Herb Company
                                  Balance Sheet


                                     ASSETS

                                                        MARCH 31, 1998          MARCH 31, 1997
                                                        --------------          --------------
Current Assets:
         Cash                                               $20,104                 $35,497
         Accounts Receivable                                192,725                 232,420
         Inventory                                          660,509                 554,336
         Prepaid Expenses                                     1,140                   1,378
         Notes receivable - shareholder                         -0-                  18,226
                                                                ---                  ------

                Total Current Assets                        874,478                 841,857
                                                            -------                 -------

Property and Equipment                                       95,442                  93,370
         Less Accumulated Depreciation                       92,972                  87,353
                                                             ------                  ------

                                                              2,470                   6,017
                                                              -----                   -----

Other Assets:
         Deposits                                             4,607                   4,607
         Start up Costs (net of accumulated
              amortization of $7,081)                           273                   1,412
                                                                ---                   -----

                                                              4,880                   6,019
                                                              -----                   -----

Total Assets                                               $881,828                $853,893
                                                           --------                --------

                               Amazon Herb Company
                                  Balance Sheet

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                 MARCH 31, 1998             MARCH 31, 1997
                                                                 --------------             --------------
Current Liabilities:
         Accounts Payable                                           $91,175                    $83,495
         Accrued Expenses                                               541                     31,713
         Loans from stockholder                                         -0-                     35,103
         Current Maturities of Long-Term Debt                         3,045                      9,360
                                                                   --------                   --------

              Total Current Liabilities                              94,761                    159,671
                                                                   --------                   --------

Long-Term Debt, Less Current Maturities                                   0                     37,952
                                                                   --------                   --------

Stockholder's Equity
         Common Stock, $.0l par value, 8,000,000
              shares authorized, 6,680,000(1997)
              2,733,200 (1998) shares
              issued and outstanding                                 27,332                     66,800
         Offering Expenses                                          (19,540)                       -0-
         Additional Paid in Capital                                 497,768                    402,000
         Retained Earnings                                          281,507                    187,470
                                                                   --------                   --------

Total Stockholder's Equity                                          787,067                    656,270
                                                                   --------                   --------


Total Liabilities and Stockholder's Equity                         $881,828                   $853,893
                                                                   --------                   --------

                               Amazon Herb Company
                    Statement of Income and Retained Earnings
                          For the 9 Month Period Ending


                                                               MARCH 31, 1998                MARCH 31, 1997
                                                               --------------                --------------

Sales                                                            $1,799,770                    $1,855,861
                                                                 ----------                    ----------

Cost of Sales:                                                      585,739                       590,381

         Gross Profit                                             1,214,031                     1,265,479
                                                                 ----------                    ----------
Expenses:
         Selling Expenses                                           528,937                       579,744
         General and Administrative                                 509,791                       503,476
         Interest                                                     2,187                        12,702
         Depreciation and Amortization                                3,060                         5,151
                                                                 ----------                    ----------

                                                                  1,043,975                     1,101,073
                                                                 ----------                    ----------

Income from Operations                                              170,056                       164,406
                                                                 ----------                    ----------

Other Income:

             Interest                                                     0                             0

Net Income Before Taxes                                             170,056                       164,406
                                                                 ----------                    ----------

Taxes Paid                                                         (30,168)                      (27,949)

Retained Earnings - Beginning of Year                               142,804                        51,013
                                                                 ----------                    ----------

Retained Earnings - End of Third Quarter                            282,692                       187,470
                                                                 ----------                    ----------

         NET INCOME (9 MONTHS)                                     $139,888                      $136,457
         ---------------------                                   ----------                    ----------

                                   APPENDIX A

                               AMAZON HERB COMPANY
                           725 NORTH A1A, SUITE C-115
                             JUPITER, FLORIDA 33447

SUBSCRIPTION AGREEMENT AND SIGNATURE PAGE
(ALL INVESTORS MUST SIGN THIS SUBSCRIPTION AGREEMENT)

- --------------------------------------------------
================================================================================
SUBSCRIBER DATA: (Must be completed in full)
================================================================================

FULL NAME OF SUBSCRIBER: (Do not use initials)

 _____________________________________________________________________________
First Full Name (Do not use initials)   Middle Initial     Last Name

 _____________________________________________________________________________
RESIDENCE ADDRESS, INCLUDING ZIP CODE: (Do not use P.O. box)

TELEPHONE NUMBER:_____________________________________________________________

SOCIAL SECURITY: ____________________  OR  TAX I.D. NUMBER: __________________

================================================================================
SUBSCRIPTION: (Must be completed in full)
================================================================================

NUMBER OF SHARES BEING PURCHASED: _______________ X $5.50 PER SHARE =

VOLUME DISCOUNT________________________

TOTAL PURCHASE PRICE FOR SHARES: $__________________

The undersigned subscriber hereby authorizes and directs the immediate deposit of his/her subscription amount into the____________ Bank as Escrow Agent for Amazon Herb Company.

================================================================================
                             SIGNIFICANT DISCLOSURE
================================================================================

THIS SUBSCRIPTION IS MADE PURSUANT TO, AND IS SUBJECT TO, THE TERMS AND CONDITIONS OF THE QUALIFICATION APPROVED BY THE SECURITIES COMMISSIONS OF THE STATES IN WHICH THE COMMON STOCK IS BEING OFFERED.

SIGNATURE MUST BE IDENTICAL TO NAME OF REGISTERED OWNER

------------------------------------------------------
Printed Name of Subscriber

------------------------------------------------------

Signature of Subscriber                                       Date

------------------------------------------------------
Printed Name of Subscriber (if more than one)

------------------------------------------------------
Signature of Subscriber                                       Date

================================================================================
                             ADDITIONAL INFORMATION
================================================================================

In order to facilitate processing of your subscription, please be sure you have completed each of the following:

       - A check made payable to "___________________. as Escrow Agent for Amazon Herb Company"

       - Enter the number of shares of Common Stock being purchased and total cash contribution on this Subscription Agreement.

       - Enter the state in which you are a legal resident in the "Residence Address" column above.

       - Please mail check and this Subscription Agreement to:

Amazon Herb Company
725 North A1A
Suite C-115
Jupiter, Florida 33447
Attn: John H. Easterling

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------
                                TABLE OF CONTENTS

Prospectus Summary...................................................
Risk Factors.........................................................
Use of Proceeds......................................................
Dividend Policy......................................................
Dilution.............................................................
Capitalization.......................................................
Selected Financial Data..............................................
Management's Discussion and Analysis of Financial Condition
and Results of Operations............................................
Business of the Company..............................................
Management...........................................................
Principal Stockholders...............................................
Description of Securities............................................
Shares Eligible for Future Sale......................................
Plan of Distribution.................................................
Legal Matters........................................................
Experts............................... ..............................
Available Information................................................

Index to Financial Statements........................................    F-1
Subscription Agreement (Appendix A)................................      A-1

UNTIL , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

             ======================================================
                                 [COMPANY LOGO]
                         380,000 SHARES OF COMMON STOCK
                                   PROSPECTUS
                                     , 1998
             ======================================================

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and the Bylaws of the Registrant contain provisions providing for the indemnification by the Registrant of all past and present directors, officers, employees or agents of the Registrant. Such parties are indemnified from and against any and all liability and expense that may be imposed upon or incurred by such person in connection with or resulting from any claim, action, suit, or proceeding, civil or criminal, in which the person has become involved, as a party or otherwise, by reason of being or having been a director, officer or employee of the corporation, whether or not the person continues to be such at the time of such liability or expense shall have been imposed or incurred. However, no such director, officer or employee shall be entitled to claim such indemnity with respect to any matter as to which there shall have been a final adjudication that the person has committed or allowed some act or omission, (a) otherwise than in good faith in what the person considered to be the best interests of the corporation, and (b) without reasonable cause to believe that such act or omission was proper and legal. In addition, there shall be no indemnity in the event of a settlement of such claim, action, suit, or proceeding unless (a) the court having jurisdiction of the matter shall have approved of such settlement with knowledge of the indemnity provided in the Articles, or (b) a written opinion of independent legal counsel, selected by or in manner determined by the Board of Directors, shall have been rendered substantially concurrently with such settlement. A conviction or judgment (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) in a criminal action, suit or proceeding shall not be deemed an adjudication that such director, officer or employee has committed or allowed some act or omission as provided above if independent legal counsel, selected as set forth above, shall substantially concurrently with such conviction or judgment give to the corporation a written opinion that such director, officer or employee was acting in good faith in what he or she considered to be the best interests of the corporation or was not without reasonable cause to believe that such act or omission was proper and legal.

The specific provisions of the Articles of Incorporation of the Registrant with respect to the indemnification of directors and officers are as follows:

                                  ARTICLE NINE
                       LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of the Company shall have any personal liability to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article Nine shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the General Business Corporation Law of the State of Florida, or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article Nine shall apply to or have any effect on the elimination pursuant hereto of liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Nothing in this Article Nine shall limit any lawful right to indemnification existing independently of this Article.

                                   ARTICLE TEN
                                    INDEMNITY

Every person now or in the future serving as a director, officer or employee of the corporation shall be indemnified and held harmless by the corporation from and against any and all loss, cost, liability and expense that may be imposed upon or incurred by such person in connection with or resulting from any claim, action, suit, or proceeding, civil or criminal, in which the person may become involved, as a party or otherwise, by reason of being or having been a director, officer or employee of the corporation, whether or not the person continues to be such at the time of such loss, cost, liability or expense shall have been imposed or incurred. As used in these Articles, the term "loss, cost, liability and expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, any such director, officer or employee; provided, however, that no such director, officer or employee shall be entitled to claim such indemnity: (1) with respect to any matter as to which there shall have been a final adjudication that the person has committed or allowed some act or omission, (a) otherwise than in good faith in what the person considered to be the best interests of the corporation, and (b) without reasonable cause to believe that such act or omission was proper and legal; or (2) in the event of a settlement of such claim, action, suit, or proceeding unless (a) the court having jurisdiction of the matter shall have approved of such settlement with knowledge of the indemnity provided in these Articles, or (b) a written opinion of independent legal counsel, selected by or in manner determined by the Board of Directors, shall have been rendered substantially concurrently with such settlement, to the effect that it was not probable that the matter as to which indemnification is being made would have resulted in a final adjudication as specified in clause (1) above, and that the loss, cost, liability or expense may properly be borne by the corporation. A conviction or judgment (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) in a criminal action, suit or proceeding shall not be deemed an adjudication that such director, officer or employee has committed or allowed some act or omission as provided above if independent legal counsel, selected as set forth above, shall substantially concurrently with such conviction or judgment give to the corporation a written opinion that such director, officer or employee was acting in good faith in what he or she considered to be the best interests of the corporation or was not without reasonable cause to believe that such act or omission was proper and legal.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All expenses of this offering are estimated as follows:

        SEC Registration Fee...................................  $ 721
        Chicago Stock Exchange Listing Fee..................... 15,000
        Blue Sky fees and expenses.............................      *
        Transfer Agent and Registrar fees......................  3,000
        Printing and engraving expenses........................ 60,000
        Legal fees and expenses................................ 50,000
        Accounting fees and expenses........................... 10,000
        Miscellaneous..........................................      *
Total...................................  $

                                                               =======

* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

All references in this Item 26 to Common Stock reflect a 1-for-2.5 reverse split effective immediately prior to the consummation of the offering of the Common Stock pursuant to this Registration Statement.

Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:

SECURITIES SOLD   NAMES OF INVESTORS        CONSIDERATION PAID         EXEMPTION FROM REGISTRATION
---------------   ------------------        ------------------         ---------------------------
72,000 Shares of
common stock      Robert Kaufman            $54,000                    Section 4(2) of the Securities Act
8,000 Shares of
common stock      Cheryl Davidson           $11,000                    Section 4(2) of the Securities Act
6,400 Shares of
common stock      Jim & Nancy Chuda         $6,300                     Section 4(2) of the Securities Act
71,200 Shares of
common stock      Kaufman IRA               $53,400                    Section 4(2) of the Securities Act
40,000 Shares of
common stock      George & Gail Reams       $50,000                    Section 4(2) of the Securities Act
12,000 Shares of
common stock      5 persons(1)              $60,000                    Section 4(2) of the Securities Act
42,800 Shares of
common stock      9 persons(2)              services                   Section 4(2) of the Securities Act
Options to
acquire 50,000
Shares of
common stock      10 persons(3)             $100,000                   Section 3(b) of the Securities Act
                                                                       and Rule 504 of Regulation D
                                                                       promulgated thereunder.

(1) The five persons who acquired 12,000 shares of common stock are Jeff & Cindy McGovern (2,000), Warren Bridges (2,000), Alfred Peskoe (4,000), Jason Hawver (2,000), and Diana Rajacic (2,000).

(2) The nine persons who acquired 42,800 shares of common stock are John Easterling (20,000), Martin Ccorisapra (20,000), Jill Greiner (400), Autumn Howard (400), Melissa Grant (400), Julie Saporito (400), Darby Rivette (400), Connie Lynch (400), Elaine O'Dell (400).

(3) The ten persons who acquired options for 50,000 shares of common stock are Debra Campa (5,000) Nancy Harrelson (2,500), Alfred & Eleanor Peskoe (5,000), Lisa & Jeffrey Margulies (3,550), L. T. Easterling Trust(5,000), Eleanor Haspel-Portner (15,000), Sarah Mallory Trust ( 2,500), Success Strategies, Inc. (5,000), Jason Hawver (3,950), Elaine O'Dell (2,500).

ITEM 27. EXHIBITS

    EXHIBIT
    NUMBER                          DESCRIPTION
    -----   ------------------------------------------------------------
      1.1   Form of Escrow Agreement by and between Amazon Herb Company and Bank
      3.0   Amended Articles of Incorporation of Amazon Herb Company
      3.1   Bylaws of Amazon Herb Company

      4.0   Specimen Stock Certificate
      5.0   Opinion of Hackney,  Miller & Robbins, P.A., as to legality
     10.0   Amazon Herb Company 1998 Stock Option Plan
     10.1 Purchase Agreement by and between Amazon Herb Company and Terradyne Naturale, Inc.
     10.2 Business Lease Agreement by and between Amazon Herb Company and Jupiter Industrial Associates
     15.0   Letter in unaudited interim financial information*
     23 Consent of Bernard J. Donth, C.P.A., independent certified public accountants
     24.1   Consent of Hackney, Miller & Robbins, P.A. (included in Exhibit 5.0)
     27.0   Financial Data Schedule

*To be filed by amendment

ITEM 28. UNDERTAKINGS

  A. Undertaking pursuant to Rule 415.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

  B. Undertaking in respect of indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jupiter, State of Florida, on the day of June 15, 1998.

                               AMAZON HERB COMPANY

                             /s/ JOHN H. EASTERLING
                     --------------------------------------
                               John H. Easterling
                       Chairman of the Board and President

                                /s/ CONNIE LYNCH
                     --------------------------------------
                                  Connie Lynch
                             Chief Financial Officer
                         (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                                   TITLE                                 DATE
--------------------------------------              ------------------------                -------------------

             /s/ JOHN H. EASTERLING                 Chairman of the Board                   June 15, 1998
--------------------------------------              President and Director
               John H. Easterling

             /S/ CONNIE LYNCH                       Secretary and Treasurer                 June 15, 1998
--------------------------------------
              Connie Lynch

             /S/ TED NICHOLAS                       Director                                June 15, 1998
--------------------------------------
              Ted Nicholas

             /S/ ROBERT BUTWIN                      Director                                June 15, 1998
--------------------------------------
             Robert Butwin

             /S/ ROBERT S. KAUFMAN                  Director                                June 15, 1998
--------------------------------------
             Robert S. Kaufman

             /S/ MICHAEL J. PERRY                   Vice President and Director             June 15, 1998
--------------------------------------
              Michael J. Perry

                                 EXHIBIT INDEX


EXHIBIT                               DESCRIPTION
-------                               -----------

1.1      Form of Escrow Agreement by and between Amazon Herb Company and Bank
3.0      Amended Articles of Incorporation of Amazon Herb Company
3.1      Bylaws of Amazon Herb Company
4.0      Specimen Stock Certificate
5.0      Opinion of Hackney, Miller & Robbins, P.A., as to legality
10.0     Amazon Herb Company 1998 Stock Option Plan
10.1 Purchase Agreement by and between Amazon Herb Company and Terradyne Naturale, Inc.
10.2 Business Lease Agreement by and between Amazon Herb Company and Jupiter Industrial Associates
23 Consent of Bernard J. Donth, C.P.A., independent certified public accountants
27.0     Financial Data Schedule